Exhibit 99.1

COMBINED FINANCIAL STATEMENTS OF DOTDASH

Index to Financial Statements

Page
Management's Discussion and Analysis:
Management's Discussion and Analysis of Financial Condition and Results of Operations for the six months ended June 30, 2021 and 2020 and years ended December 31, 2020 and 2019	2

Page
Supplementary Data:
Quarterly Statement of Operations Data for the Year Ended December 31, 2019 (Unaudited)	56
Quarterly Statement of Operations Data for the Year Ended December 31, 2020 (Unaudited)	57
Quarterly Statement of Operations Data for the Six Months Ended June 30, 2021 (Unaudited)	58
Statement of Operations Data for the Twelve Months Ended June 30, 2020 and 2021 (Unaudited)	59

Management's Discussion and Analysis of Financial Condition and Results of Operations for Dotdash

The following discussion describes the financial condition and results of operations of Dotdash Media Inc. ("Dotdash") as though Dotdash were a separate company as of the dates and for the periods presented. You should read this discussion in conjunction with Dotdash’s combined financial statements and accompanying notes.

Acquisition of Meredith

On October 6, 2021, IAC and Meredith Corporation entered into an agreement pursuant to which Dotdash will acquire the entity that will hold Meredith Corporation's National Media Group, which is comprised of its Digital and Magazine businesses, and corporate operations ("Meredith"), in an all cash transaction at a purchase price of $42.18 per share, representing an enterprise value of approximately $2.7 billion. Following the acquisition, the combined entity will be named Dotdash Meredith Inc. ("Dotdash Meredith"). The transaction is expected to be funded by IAC/InterActiveCorp ("IAC") with a combination of IAC's cash on hand and newly incurred debt at Dotdash Meredith and is subject to customary closing conditions, including regulatory approvals and completion of the spin-off of Meredith from Meredith Corporation.

Management Overview

Dotdash is a portfolio of digital publishing brands that collectively provide expert information and inspiration in select vertical content categories. Dotdash operates in six verticals: Health (Verywell), Finance (Investopedia, the Balance), Home (the Spruce, MyDomaine), Food & Drink (the Spruce Eats, Simply Recipes, Serious Eats, Liquor.com), Beauty & Style (Byrdie, Brides), and Lifestyle (Lifewire, TripSavvy, TreeHugger.com). Through these brands, Dotdash provides original and engaging digital content in a variety of formats, including articles, illustrations, videos and images. Dotdash is an operating business of IAC.

As used herein, "Dotdash," "we," "our" or "us" and similar terms refer to Dotdash Media Inc. (unless the context requires otherwise).

Sources of Revenue

Dotdash revenue consists principally of display advertising revenue and performance marketing revenue. Display advertising revenue is generated primarily through digital display advertisements sold directly by our sales team and through programmatic advertising networks. Performance marketing revenue includes affiliate commerce and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash refers users to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

Distribution and Marketing

Dotdash publishes its content on company owned and branded websites. Dotdash content is accessible by users directly by visiting its websites and is discovered by users through search engines. Dotdash also markets its content and brands on social media websites, through e-mail campaigns and via direct display advertising.

Defined Terms:

When the following terms appear in this Management's Discussion and Analysis of Financial Condition and Results of Operations for Dotdash, they have the meanings indicated below:

•	Display Advertising Revenue - primarily includes revenue generated from display advertisements sold both directly through our sales team and via programmatic exchanges.

•	Performance Marketing Revenue - primarily includes affiliate commerce and performance marketing commissions generated when consumers are directed from our properties to third-party service providers. Affiliate commerce commissions are generated when a consumer completes a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

Operating Costs and Expenses:

•	Cost of revenue - consists primarily of third-party content creation costs, including expert fees, contributor fees, video production costs and writer fees, hosting fees and compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in operations and site hosting functions.

•	Sales and marketing expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs for Dotdash's sales force and marketing personnel, advertising expenditures, which include online marketing, including through search engines and social media sites, e-mail campaigns and display advertising, and offline marketing, which includes conferences and events, and software license and maintenance costs.

•	General and administrative expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs for personnel engaged in executive management, finance, legal, tax and human resources functions, rent expense, facilities costs, fees for professional services (including transaction-related costs related to acquisitions), software license and maintenance costs and provision for credit losses.

•	Product development expense - consists primarily of compensation expense (including stock-based compensation expense) and other employee-related costs for personnel and expense for third-party contractors engaged in the design, development, testing and enhancement of product offerings and related technology for purposes of improving the user's experience.

Non-GAAP financial measure:

•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") - is a non-GAAP financial measure. See "Principles of Financial Reporting" for the definition of Adjusted EBITDA and a reconciliation of net earnings to operating income to Adjusted EBITDA for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019.

Results of Operations for the six months ended June 30, 2021 compared to the six months ended June 30, 2020

Revenue

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Display advertising revenue	$82.1	$25.6	45%	$56.5
Performance marketing revenue	56.7	24.5	76%	32.2
Total revenue	$138.8	$50.1	56%	$88.7

Revenue increased 56% to $138.8 million due to growth of $25.6 million, or 45%, in Display Advertising Revenue and $24.5 million, or 76%, higher Performance Marketing Revenue. The growth in Display Advertising Revenue was driven by an increase in advertising sold at favorable rates through our direct sales and programmatic channels as the prior year rates were negatively impacted by COVID-19. The increase in Performance Marketing Revenue was due primarily to growth in both affiliate commerce commission revenue and performance marketing commission revenue due to increased online sales and new performance marketing products.

Cost of revenue

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Cost of revenue (exclusive of depreciation shown separately below)	$26.7	$9.0	51%	$17.7
As a percentage of revenue	19%			20%

Cost of revenue increased $9.0 million, or 51%, due primarily to increases of $5.8 million in third-party content creation costs, $2.2 million in compensation expense related to increased headcount, and $0.5 million in hosting fees. The increased investment in content creation costs is due primarily to contractors working on projects related to content updates and improvements, video content production and writer and expert fees.

Selling and marketing expense

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Selling and marketing expense	$29.5	$9.8	50%	$19.7
As a percentage of revenue	21%			22%

Selling and marketing expense increased $9.8 million, or 50%, due primarily to increases in online advertising expense of $5.2 million and compensation expense of $4.4 million. The increase in online advertising expense is due primarily to an increase relative to depressed levels in 2020 due to COVID-19. The increase in compensation expense was primarily due to higher headcount.

General and administrative expense

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
General and administrative expense	$12.5	$(0.1)	(1)%	$12.6
As a percentage of revenue	9%			14%

General and administrative expense decreased $0.1 million, or 1%, due primarily to a decrease of $0.6 million in the provision for credit losses, as well as reduced travel related expenses of $0.2 million in 2021 due to the impact of COVID-19, partially offset by an increase of $0.4 million in rent expense related to new office space.

Product development expense

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Product development expense	$32.9	$10.2	45%	$22.7
As a percentage of revenue	24%			26%

Product development expense increased $10.2 million, or 45%, due primarily to increases of $8.7 million in compensation expense and $1.6 million in expense for third-party contractors. The increase in compensation expense is due to increased headcount to aid in new and enhanced user experiences on our websites.

Depreciation

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Depreciation	$0.7	$0.4	133%	$0.3
As a percentage of revenue	1%			—%

Depreciation increased $0.4 million, or 133%, due primarily to leasehold improvements related to new office space.

Operating income

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Operating income	$34.5	$27.0	360%	$7.5
As a percentage of revenue	25%			8%

Operating income increased $27.0 million, or 360%, due primarily to the increase in Adjusted EBITDA of $20.9 million described below and a decrease of $6.2 million in amortization of intangibles. The decrease in amortization of intangibles was due primarily to certain acquired intangible assets becoming fully amortized in 2020 and the write-off in 2020 of $0.9 million in intangible assets with definite lives from asset purchases related to acquired content that was not being used.

At June 30, 2021, there was $9.3 million of unrecognized compensation cost, net of estimated forfeitures, related to Dotdash equity-based awards, which is expected to be recognized over a weighted average period of approximately 3.0 years.

Adjusted EBITDA

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Adjusted EBITDA	$39.8	$20.9	111%	$18.9
As a percentage of revenue	29%			21%

Adjusted EBITDA increased $20.9 million, or 111%, due primarily to higher revenue, partially offset by higher compensation expense, an increase in expense for contractors, and increases in third-party content creation costs and advertising expense.

For a reconciliation of net earnings to operating income to Adjusted EBITDA, see "Principles of Financial Reporting."

Other income, net

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Other income, net	$0.2	$(1.9)	(90)%	$2.1

Other income, net consists principally of interest income earned on the notes receivable—IAC Group, LLC. The decrease in interest income of $1.9 million is due to lower interest rates in the first half of 2021.

Income tax provision

	Six Months Ended June 30,
	2021	$ Change	% Change	2020

	(Dollars in millions)
Income tax provision	$7.6	$7.0	NM	$0.6
Effective income tax rate	22%			6%

"Note 2—Income Taxes" to the interim combined financial statements includes additional information on income tax matters.

In 2021, the effective income tax rate was higher than the statutory rate of 21% due primarily to state taxes, partially offset by research credits.

In 2020, the effective income tax rate was lower than the statutory rate of 21% due primarily to research credits and excess tax benefits generated by the exercise of stock-based awards.

Results of Operations for the Years Ended December 31, 2020 and 2019

Revenue

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Display advertising revenue	$137.5	$11.1	9%	$126.4
Performance marketing revenue	76.3	35.1	85%	41.2
Total revenue	$213.8	$46.2	28%	$167.6

Revenue increased 28% to $213.8 million due to growth of 85% in Performance Marketing Revenue and 9% higher Display Advertising Revenue. The growth in Performance Marketing Revenue was due primarily to growth in both affiliate commerce commission revenue and performance marketing commission revenue due to increased online sales as a result of investments in this area and due to an increase in online transactions due to COVID-19. The higher Display Advertising Revenue was due to an increase in advertising sold through our sales team, partially offset by the impact of COVID-19.

Cost of revenue

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Cost of revenue (exclusive of depreciation shown separately below)	$38.2	$4.5	13%	$33.7
As a percentage of revenue	18%			20%

Cost of revenue increased $4.5 million, or 13%, due primarily to increases of $2.6 million in third-party content creation costs, $1.1 million in compensation expense related to increased headcount and $1.0 million in hosting fees. The increased investment in content creation costs is due primarily to external writers, experts and contributors used to accelerate the growth and improvement of our content libraries and the increased use of video content.

Selling and marketing expense

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Selling and marketing expense	$42.6	$7.1	20%	$35.5
As a percentage of revenue	20%			21%

Selling and marketing expense increased $7.1 million, or 20%, due primarily to increases in compensation expense of $6.7 million, due, in part, to growth in the sales team, and advertising expense of $1.2 million, partially offset by a reduction of $1.3 million in travel related expenses in 2020 due to COVID-19.

General and administrative expense

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
General and administrative expense	$24.9	$(1.0)	(4)%	$25.9
As a percentage of revenue	12%			15%

General and administrative expense decreased $1.0 million, or 4%, due primarily to a decrease of $5.4 million in rent expense, partially offset by increases of $3.6 million in compensation expense and $0.5 million in provision for credit losses. The decrease in rent expense is due primarily to the inclusion in 2019 of an early lease termination charge. The increase in compensation expense is due primarily to an increase in stock-based compensation expense, which is described in the "Operating income" section below.

Product development expense

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Product development expense	$48.3	$10.2	27%	$38.1
As a percentage of revenue	23%			23%

Product development expense increased $10.2 million, or 27%, due primarily to increases of $8.4 million in expense for third-party contractors and $2.6 million in compensation expense due primarily to increased headcount.

Depreciation

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Depreciation	$0.7	$(0.3)	(30)%	$1.0
As a percentage of revenue	—%			1%

Depreciation decreased $0.3 million, or 30%, due primarily to certain fixed assets becoming fully depreciated.

Operating income

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Operating income	$44.9	$21.1	89%	$23.8
As a percentage of revenue	21%			14%

Operating income increased $21.1 million, or 89%, due primarily to the increase in Adjusted EBITDA of $27.7 million described below, partially offset by increases of $4.6 million in amortization of intangibles and $2.3 million in stock-based compensation expense. The increase in amortization of intangibles was due primarily to expense related to recent asset purchases and an acquisition, partially offset by the write-off in 2019 of $4.6 million in intangible assets with definite lives from asset purchases related to acquired content that was not being used. The increase in stock-based compensation expense was due primarily to an increase in the allocation of expense for IAC employees and the issuance of new equity awards to Dotdash employees since 2019.

At December 31, 2020, there was $11.3 million of unrecognized compensation cost, net of estimated forfeitures, related to Dotdash equity-based awards, which is expected to be recognized over a weighted average period of approximately 3.5 years.

Adjusted EBITDA

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Adjusted EBITDA	$64.6	$27.7	75%	$36.9
As a percentage of revenue	30%			22%

Adjusted EBITDA increased $27.7 million, or 75%, due primarily to higher revenue and the inclusion in 2019 of an early lease termination charge, partially offset by higher compensation expense, an increase in expense for contractors and an increase in third-party content creation costs.

For a reconciliation of net earnings to operating income to Adjusted EBITDA, see "Principles of Financial Reporting."

Other income, net

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Other income, net	$2.5	$(6.2)	(71)%	$8.7

Other income, net consists principally of interest income earned on the notes receivable—IAC Group, LLC. The decrease in interest income of $6.2 million is due to lower interest rates in 2020.

Income tax provision

	Years Ended December 31,
	2020	Change	% Change	2019

	(Dollars in millions)
Income tax provision	$3.4	$(3.1)	(48)%	$6.5
Effective income tax rate	7%			20%

"Note 3—Income Taxes" to the annual combined financial statements includes additional information on income tax matters.

In 2020 and 2019, the effective income tax rates were lower than the statutory rate of 21% due primarily to excess tax benefits generated by the exercise of stock-based awards and research credits, partially offset by state taxes.

PRINCIPLES OF FINANCIAL REPORTING

Dotdash reports Adjusted EBITDA as a supplemental measure to U.S. generally accepted accounting principles ("GAAP"). This measure is one of the primary metrics by which Dotdash evaluates the performance of its businesses, on which its internal budgets are based and by which management is compensated. Dotdash believes that investors should have access to, and is obligated to provide, the same set of tools that it uses in analyzing its results. This non-GAAP measure should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results. Dotdash endeavors to compensate for the limitations of the non-GAAP measure presented by providing the comparable GAAP measure with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measure. Dotdash encourages investors to examine the reconciling adjustments between the GAAP and non-GAAP measure, which is discussed below.

Definition of Non-GAAP Measure

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization ("Adjusted EBITDA") is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of amortization of intangible assets and impairments of goodwill and intangible assets, if applicable. Dotdash believes this measure is useful for analysts and investors as this measure allows a more meaningful comparison between Dotdash's performance and that of its competitors. Adjusted EBITDA has certain limitations because it excludes the impact of these expenses.

The following table reconciles net earnings to operating income to Adjusted EBITDA for the six months ended June 30, 2021 and 2020 and the years ended December 31, 2020 and 2019:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
	(In millions)
Net earnings	$27.1	$9.0	$44.0	$26.0
Add back:
Income tax provision	7.6	0.6	3.4	6.5
Other income, net	(0.2)	(2.1)	(2.5)	(8.7)
Operating income	34.5	7.5	44.9	23.8
Add back:
Stock-based compensation expense	2.6	2.9	4.8	2.5
Depreciation	0.7	0.3	0.7	1.0
Amortization of intangibles	2.0	8.2	14.2	9.6
Adjusted EBITDA	$39.8	$18.9	$64.6	$36.9

Non-Cash Expenses That Are Excluded from Dotdash's Non-GAAP Measure

Stock-based compensation expense consists principally of expense associated with the grants of stock appreciation rights in Dotdash and IAC stock options issued to employees of Dotdash and an allocation of expense from IAC related to awards issued to corporate employees of IAC that were granted under various IAC stock and annual incentive plans. These expenses are not paid in cash. Upon the exercise of stock appreciation rights, the awards are settled on a net basis in shares of IAC common stock (for which Dotdash compensates IAC with additional shares of Dotdash common stock), and Dotdash remits the required tax-withholding amounts from its current funds.

Depreciation is a non-cash expense relating to Dotdash's leasehold improvements, furniture and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets is a non-cash expense related primarily to acquisitions. At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as trade names and content, are valued and amortized over their estimated lives. Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks that are not subject to amortization. An impairment is recorded when the carrying value of an intangible asset exceeds its fair value. Dotdash believes that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairments of intangible assets or goodwill, if applicable, are not ongoing costs of doing business. Dotdash does not have any goodwill on its combined balance sheet at June 30, 2021 or December 31, 2020 or 2019.

FINANCIAL POSITION, LIQUIDITY AND CAPITAL RESOURCES

Financial Position

	June 30,	December 31,
	2021	2020	2019
	(In millions)
Cash:
United States	$—	$—	$—
All other countries	0.4	0.6	0.4
Total cash	$0.4	$0.6	$0.4

Dotdash's international cash can be repatriated without significant tax consequences.

Cash Flow Information

In summary, Dotdash's cash flows are as follows:

	Six Months Ended June 30,		Years Ended December 31,
	2021	2020	2020	2019
	(In millions)
Net cash provided by (used in):
Operating activities	$46.9	$22.4	$49.4	$23.9
Investing activities	$(42.2)	$(20.4)	$(18.9)	$(29.1)
Financing activities	$(5.0)	$(2.0)	$(30.3)	$5.4

Net cash used in operating activities consists of earnings adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments include amortization of intangibles, interest income on notes receivable—IAC Group, LLC, non-cash lease expense, stock-based compensation expense, deferred income taxes, depreciation, and provision for credit losses.

Six Months Ended June 30, 2021

Adjustments to earnings consist primarily of $2.6 million of stock-based compensation expense, $2.0 million of amortization of intangibles, $1.6 million of non-cash lease expense, $1.2 million of deferred income taxes, and $0.7 million of depreciation. The increase from changes in working capital primarily consists of an increase in accounts payable and other liabilities of $6.7 million and a decrease in accounts receivable of $4.8 million. The increase in accounts payable and other liabilities is due primarily to an increase in accrued compensation costs, primarily related to cash bonuses. The decrease in accounts receivable is due primarily to a decrease in revenue in the second quarter of 2021 relative to the fourth quarter of 2020 and the timing of cash receipts.

Net cash used in investing activities includes an increase in notes receivable—IAC Group, LLC of $39.6 million for the net cash transfers to IAC under its centrally managed U.S. treasury function, capital expenditures of $2.5 million, primarily related to furniture and leasehold improvements, and asset purchases of $0.1 million related to the Simply Recipes and Serious Eats trade names.

Net cash used in financing activities includes net cash transfers of $4.8 million to certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash.

Six Months Ended June 30, 2020

Adjustments to earnings consist primarily of $8.2 million of amortization of intangibles, $2.9 million of stock-based compensation expense, $0.8 million of non-cash lease expense, $0.5 million of provision for credit losses, $0.5 million of deferred income taxes, and $0.3 million of depreciation. The increase from changes in working capital primarily consists of a decrease in accounts receivable of $7.4 million, partially offset by a decrease in accounts payable and other liabilities of $6.1 million. The decrease in accounts receivable is due primarily to a decrease in revenue in the second quarter of 2020 relative to the fourth quarter of 2019. The decrease in accounts payable and other liabilities is due, in part, to a decrease in accrued compensation, primarily related to the payment of 2019 bonuses in 2020.

Net cash used in investing activities includes an increase in notes receivable—IAC Group, LLC of $15.5 million for the net cash transfers to IAC under its centrally managed U.S. treasury function, asset purchases of $3.9 million related to the TreeHugger.com and Liquor.com trade names, and capital expenditures of $1.0 million, primarily related to furniture.

Net cash used in financing activities includes net cash transfers of $1.5 million to certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash.

Year ended December 31, 2020

Adjustments to earnings consist primarily of $14.2 million of amortization of intangibles, $4.8 million of stock-based compensation expense, $4.1 million of deferred income taxes, $1.7 million of non-cash lease expense, $0.7 million of depreciation, and $0.6 million of provision for credit losses, partially offset by $2.5 million of interest income on notes receivable — IAC Group, LLC. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $15.5 million and a decrease in accounts payable and other liabilities of $4.5 million. The increase in accounts receivable is due primarily to revenue growth. The decrease in accounts payable and other liabilities is due primarily to a decrease in accrued compensation due primarily to the payment of 2020 cash bonuses, partially offset by the deferral of payroll tax payments under the Coronavirus Aid, Relief, and Economic Security Act.

Net cash used in investing activities includes asset purchases of $28.2 million related to the Simply Recipes, Serious Eats, TreeHugger.com, and Liquor.com trade names, and capital expenditures of $5.4 million, primarily related to leasehold improvements and furniture, partially offset by a $14.7 million decrease in notes receivable—IAC Group, LLC for the net cash transfers from IAC under its centrally managed U.S. treasury function.

Net cash used in financing activities includes net cash transfers of $15.9 million to certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash and reimbursements to IAC for withholding taxes paid on behalf of Dotdash employees for the exercise of stock appreciation rights of $14.4 million.

Year ended December 31, 2019

Adjustments to earnings consist primarily of $9.6 million of amortization of intangibles, $5.0 million of non-cash lease expense, $2.5 million of stock-based compensation expense, $1.9 million of deferred income taxes, $1.0 million of depreciation, and $0.1 million of provision for credit losses, partially offset by $8.8 million of interest income on notes receivable—IAC Group, LLC. The decrease from changes in working capital primarily consists of an increase in accounts receivable of $11.1 million and a decrease in accounts payable and other liabilities of $4.3 million. The increase in accounts receivable is due primarily to revenue growth. The decrease in accounts payable and other liabilities is due, in part, to a decrease in accrued compensation due primarily to a decrease in commissions and timing of severance payments.

Net cash used in investing activities includes $17.7 million increase in notes receivable—IAC Group, LLC for the net cash transfers to IAC under its centrally managed U.S. treasury function, cash used for the acquisition of Brides of $6.0 million, and an asset purchase of $5.4 million related to the Liquor.com trade name.

Net cash provided by financing activities includes net cash transfers of $6.1 million from certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash, offset by reimbursements to IAC for withholding taxes paid on behalf of Dotdash employees for the exercise of stock appreciation rights of $0.7 million.

Liquidity and Capital Resources

Dotdash's principal source of liquidity has been its cash flows generated from operating activities, which has been sufficient to enable Dotdash to fund its normal operating requirements, including capital expenditures. Dotdash reported $46.9 million and $49.4 million of operating cash flows for the six months ended June 30, 2021 and the year ended December 31, 2020, respectively.

Dotdash has entered into notes receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers is IAC's funding of various Dotdash acquisitions and asset purchases. The notes receivable balance at June 30, 2021 and December 31, 2020 is $88.0 million and $48.1 million, respectively. Certain IAC subsidiaries paid cash expenses on behalf of Dotdash and these amounts are included in financing activities.

Dotdash's combined cash at June 30, 2021 and December 31, 2020 was $0.4 million and $0.6 million, respectively.

Outstanding Stock-based Awards

Historically, Dotdash has granted equity awards, primarily stock settled stock appreciation rights, to its employees and management that are denominated in the equity of Dotdash. These equity awards have been settled on a net basis, with the award holder entitled to receive IAC shares with a value equal to the intrinsic value of the Dotdash award upon settlement less an amount equal to the required cash tax withholding payment, which is remitted on the employees’ behalf. Dotdash reimburses IAC in the form of Dotdash common shares for the shares issued by IAC and in cash for any withholding taxes paid by IAC on behalf of the Dotdash employees. "Note 5—Stock-based Compensation" to the annual combined financial statements includes additional information on outstanding stock-based awards.

The aggregate intrinsic value of Dotdash awards outstanding as of June 30, 2021 is $63.4 million, of which $25.1 million is attributable to currently vested awards. If Dotdash settles the vested awards on a net basis, the withholding taxes payable by Dotdash on behalf of its employees upon net settlement would be $12.5 million, assuming a 50% withholding rate.

Acquisition of Meredith

On October 6, 2021, IAC and Meredith Corporation entered into an agreement pursuant to which Dotdash will acquire the entity that will hold Meredith Corporation's National Media Group, which is comprised of its Digital and Magazine businesses, and corporate operations ("Meredith"), in an all cash transaction at a purchase price of $42.18 per share, representing an enterprise value of approximately $2.7 billion. Following the acquisition, the combined entity will be named Dotdash Meredith Inc. ("Dotdash Meredith"). The transaction is expected to be funded by IAC with a combination of IAC's cash on hand and newly incurred debt at Dotdash Meredith and is subject to customary closing conditions, including regulatory approvals and completion of the spin-off of Meredith from Meredith Corporation.

IAC expects to settle IAC Group, LLC's note payable to Dotdash prior to the acquisition of Meredith.

Liquidity Assessment

Dotdash anticipates that it will need to make capital and other expenditures in connection with the development and expansion of its operations. Dotdash’s 2021 capital expenditures are expected to be lower than 2020 capital expenditures of $5.4 million by approximately 40% to 45%, driven primarily by lower leasehold improvements.

Dotdash believes its expected positive cash flows generated from its operations (and if the acquisition of Meredith is completed, from the combined operations) will be sufficient to fund its normal operating requirements, including, if incurred, debt service for newly incurred debt to fund the acquisition, capital expenditures, the payment of withholding taxes paid on behalf of employees, if settled on a net basis, and investing and other commitments for the foreseeable future. Dotdash’s liquidity could be negatively affected by a decrease in demand for its products and services. Dotdash may need to raise additional capital through future debt to make additional acquisitions and investments or to provide for greater financial flexibility. Additional financing may not be available on terms favorable to Dotdash or at all.

CONTRACTUAL OBLIGATIONS

AS OF JUNE 30, 2021

	Payments Due by Period
Contractual Obligations(a)	Less Than 1 Year	1–3 Years	3–5 Years	More Than 5 Years	Total
	(In millions)
Operating leases(b)	$5.3	$10.4	$8.4	$20.1	$44.2
Purchase obligations(c)	0.6	0.4	—	—	1.0
Total contractual obligations	$5.9	$10.8	$8.4	$20.1	$45.2

(a)	Dotdash has excluded $1.0 million in unrecognized tax benefits from the table above as it is unable to make a reasonably reliable estimate of the period in which these liabilities might be paid. See "Note 2—Income Taxes" to the interim combined financial statements.

(b)	Dotdash leases office space and equipment used in connection with operations under various operating leases, the majority of which contain escalation clauses. Dotdash is also committed to pay a portion of the related operating expenses under certain lease agreements. These operating expenses are not included in the table above. See "Note 6—Leases" to the annual combined financial statements.

(c)	These purchase obligations primarily relate to arrangements for cloud-based collaboration, marketing, and data analytics services.

Off-Balance Sheet Arrangements

Other than the items described above, Dotdash does not have any off-balance sheet arrangements as of June 30, 2021.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The following disclosure is provided to supplement the descriptions of Dotdash's accounting policies contained in "Note 2—Summary of Significant Accounting Policies" to the annual combined financial statements in regard to significant areas of judgment. Management of Dotdash is required to make certain estimates, judgments and assumptions during the preparation of its combined financial statements in accordance with U.S. generally accepted accounting principles ("GAAP"). These estimates, judgments and assumptions impact the reported amount of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates. Because of the size of the financial statement elements to which they relate, some of Dotdash's accounting policies and estimates have a more significant impact on its combined financial statements than others. What follows is a discussion of some of Dotdash's more significant accounting policies and estimates.

Stock-based Compensation

The stock-based compensation expense reflected in Dotdash's combined statement of operations primarily consists of expense related to stock appreciation rights denominated in Dotdash equity. It also includes expense related to IAC stock options issued to employees of Dotdash and an allocation of expense from IAC related to awards issued to corporate employees of IAC that were granted under various IAC stock and annual incentive plans. Dotdash recorded stock-based compensation expense of $4.8 million and $2.5 million for the years ended December 31, 2020 and 2019, respectively. Of these amounts $1.7 million and $1.4 million, respectively, relate to Dotdash denominated equity awards.

Dotdash stock appreciation rights represent 1/1,000th of a share of Dotdash common stock. Dotdash denominated stock appreciation rights are settled on a net basis in shares of IAC common stock having a value equal to the difference between the exercise price and 1/1,000th of the fair value of common stock of Dotdash.

Dotdash measures and recognizes compensation expense for all stock-based awards based on the grant date fair value of the awards. The fair value of stock appreciation rights and stock options is estimated using the Black-Scholes option-pricing model. Fair value is recognized as an expense on a straight-line basis, net of estimated forfeitures, over the requisite service period, which is the vesting period of the award.

The Black-Scholes option-pricing model requires the use of highly subjective and complex assumptions to determine the inputs to the model, which include estimating the fair value of the underlying shares, the expected term from grant date to exercise, the expected volatility of the underlying shares, the risk-free interest rates and the expected dividend yield. The determination of these assumptions is described immediately below.

Valuations of Dotdash and Description of the Assumptions Used in the Black-Scholes Option-Pricing Model

The fair value of the common stock of Dotdash was approved by the Compensation and Human Resources Committee of the IAC Board of Directors (the "IAC Committee"), after consultation with IAC management and based on valuations prepared by IAC management. All awards granted are exercisable at a price per share not less than 1/1,000th the per share fair value of the common stock of Dotdash on the grant date. In the absence of a public trading market of the shares of Dotdash, the IAC Committee exercised its judgment and considered numerous objective and subjective factors to determine what it believed to be the best estimate of the fair value of the shares of common stock of Dotdash. These factors generally included the following:

•     actual operating and financial performance;

•     current business conditions and financial projections;

•     the market performance of comparable publicly traded companies; and

•     the U.S. capital market conditions.

In valuing the shares of Dotdash, IAC determined its equity value by assessing a combination of value indicators using a market comparable approach and an income approach. The valuation method ultimately selected to determine the equity value was the market comparable approach after determining that the resulting valuation was reasonable given the range of valuations determined using the income approach.

Market comparable approach

The market comparable approach considers multiples of financial metrics based on both acquisitions and trading multiples of a selected peer group of companies. From the comparable companies, a representative market multiple is determined which is applied to financial metrics to estimate the equity value of Dotdash.

The peer group of companies was determined by considering companies relevant in terms of business function, monetization model, and margin and growth characteristics operating in these sectors: digital media and performance marketing companies with strong revenue growth.

Income approach

For the income approach, a discounted cash flow method was utilized to estimate the enterprise value based on the estimated present value of future net cash flows Dotdash expected to generate over a forecasted period and an estimate of the present value of cash flows beyond that period. The present value was estimated using a discount rate, which accounts for the time value of money and the appropriate degree of risks inherent in the business. For these valuations, Dotdash prepared financial projections to be used in the income approach. The financial projections took into account the historical financial results of operations and future expectations of Dotdash. The risk associated with achieving these forecasts was used to select the appropriate exit multiple and discount rate. There is inherent uncertainty in these estimates, as the assumptions used were highly subjective and subject to change as a result of new operating data and economic and other conditions that impact the business.

Option-pricing model

The key assumptions and estimates used in the option-pricing model to value Dotdash's denominated stock appreciation rights are as follows:

•    Fair value of shares. Because the shares of Dotdash have no publicly traded history, the grant date fair value of these shares must be estimated, as described above.

•    Expected term. The stock appreciation rights of Dotdash have generally had one window each year during which a holder could exercise their awards and the expected term is based upon the mid-point of the first and last exercise windows specified in the award agreement.

•    Expected volatility. In the absence of a trading history for the common stock of Dotdash, the expected price volatility of the underlying shares was estimated by making reference to the peer group of companies used in the preparation of valuations.

•    Risk-free interest rate. The risk-free interest rate for all awards is based on U.S. Treasuries with a maturity date equal to the expected term of the award on the grant date.

•    Expected dividend yield. The expected dividend assumption for the stock appreciation rights was zero at the time of grant based on the expectation that Dotdash will not be paying dividends.

The following table summarizes the weighted-average assumptions used in the option pricing model for grants made during 2020 and 2019 for the stock appreciation rights of Dotdash.

	Years Ended December 31,
	2020	2019
Weighted average grant date fair value of stock appreciation rights	$2.46	$1.38
Expected term	3.6 years	3.6 years
Expected volatility	39.3%	42.0%
Risk-free interest rate	0.4%	2.8%
Expected dividend yield	—%	—%

In addition to the above assumptions, Dotdash also estimates a forfeiture rate to calculate stock-based compensation expense, which is based on an analysis of historical forfeitures.

Recoverability and Estimated Useful Lives of Long-Lived Assets

Dotdash reviews the carrying value of all long-lived assets, comprising right-of-use assets ("ROU assets"), leasehold improvements, furniture and equipment and intangible assets with definite lives, for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. In addition, Dotdash reviews the useful lives of its long-lived assets whenever events or changes in circumstances indicate that these lives may be changed. During the years ended December 31, 2020 and 2019, Dotdash wrote-off $0.9 million and $4.6 million, respectively, in intangible assets with definite lives related to acquired content that was not being used related to recent asset purchases. The carrying value of long-lived assets is $66.4 million and $10.4 million at December 31, 2020 and 2019, respectively.

Income Taxes

Dotdash is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In the periods presented, current and deferred income tax provision/(benefit) have been computed for Dotdash on an as if standalone, separate tax return basis and payments to and refunds from IAC for Dotdash's share of IAC’s consolidated federal and state tax return liabilities/receivables have been reflected within cash flows from operating activities in the accompanying combined statement of cash flows.

The ultimate amount of deferred income tax assets realized and the amounts paid for deferred income tax liabilities and unrecognized tax benefits may vary from Dotdash's estimates due to future changes in income tax law, state income tax apportionment or the outcome of any review of Dotdash's tax returns by the various tax authorities, as well as actual operating results of Dotdash that vary significantly from anticipated results.

Dotdash regularly assesses the realizability of deferred tax assets considering all available evidence including, to the extent applicable, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, tax filing status, the duration of statutory carryforward periods, available tax planning and historical experience.

Dotdash evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when Dotdash concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when Dotdash subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained. This measurement step is inherently difficult and requires subjective estimations of such amounts to determine the probability of various possible outcomes. At December 31, 2020 and 2019, Dotdash has unrecognized tax benefits, including interest, of $1.1 million and $1.5 million, respectively. Dotdash considers many factors when evaluating and estimating its tax positions and unrecognized tax benefits, which may require periodic adjustment and which may not accurately anticipate actual outcomes. Although management currently believes changes to unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of Dotdash, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

Recent Accounting Pronouncements

"Note 2—Summary of Significant Accounting Policies" to the annual combined financial statements includes additional information on recent accounting pronouncements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Interest Rate Risk

The Company's exposure to market risk for changes in interest rates relates primarily to Dotdash's notes receivable—IAC Group, LLC. At June 30, 2021, the $88.0 million outstanding balance on the notes receivable—IAC Group, LLC bore interest at a rate per annum equal to the Monthly Short-Term Applicable Federal Rate. As of June 30, 2021, the rate in effect was 0.13%. If the Monthly Short-Term Applicable Federal Rate were to increase or decrease by 10 basis points, then the annual interest income on Dotdash's notes receivable—IAC Group, LLC would increase or decrease by $0.5 million.

Foreign Currency Exchange Risk

Substantially all of Dotdash’s financial transactions are conducted in U.S. dollars. Dotdash does not have significant foreign operations and, accordingly, does not have market risk associated with foreign currencies. Foreign currency exchange gains or losses historically have not been material to Dotdash. Dotdash recorded foreign exchange losses of $0.1 million for each of the six months ended June 30, 2021 and 2020.

Review Report of Independent Auditors

To the Shareholders and Board of Directors of IAC/InterActiveCorp

We have reviewed the accompanying combined financial information of Dotdash Media Inc., which comprise the combined balance sheet as of June 30, 2021, and the related combined statements of operations, comprehensive operations, parent’s equity and cash flows for the six-month periods ended June 30, 2021 and 2020.

Management’s Responsibility for the Financial Information

Management is responsible for the preparation and fair presentation of the interim financial information in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control sufficient to provide a reasonable basis for the preparation and fair presentation of interim financial information in conformity with U.S. generally accepted accounting principles.

Auditor’s Responsibility

Our responsibility is to conduct our review in accordance with auditing standards generally accepted in the United States of America applicable to reviews of interim financial information. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with auditing standards generally accepted in the United States of America, the objective of which is the expression of an opinion regarding the financial information. Accordingly, we do not express such an opinion.

Conclusion

Based on our review, we are not aware of any material modifications that should be made to the combined financial information referred to above for it to be in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

November 1, 2021

DOTDASH

COMBINED BALANCE SHEET

(Unaudited)

	June 30, 2021	December 31, 2020

	(In millions)
ASSETS
Cash	$0.4	$0.6
Accounts receivable, net of allowance of $0.5 and $0.6, respectively	59.9	65.0
Notes receivable—IAC Group, LLC	88.0	48.1
Other current assets	3.4	2.8
Total current assets	151.7	116.5

Leasehold improvements, furniture and equipment, net	14.2	12.5
Intangible assets, net	27.9	29.9
Deferred income taxes	41.1	42.3
Other non-current assets	29.2	30.7
TOTAL ASSETS	$264.1	$231.9

LIABILITIES AND PARENT'S EQUITY
LIABILITIES:
Accounts payable, trade	$6.0	$3.7
Deferred revenue	1.1	1.2
Accrued expenses and other current liabilities	23.1	17.5
Total current liabilities	30.2	22.4

Other long-term liabilities	35.5	36.8

Commitments and contingencies

PARENT'S EQUITY:
Invested capital	197.8	172.2
Accumulated other comprehensive income	0.6	0.5
Total parent's equity	198.4	172.7
TOTAL LIABILITIES AND PARENT'S EQUITY	$264.1	$231.9

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

COMBINED STATEMENT OF OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2021	2020

	(In millions)
Revenue	$138.8	$88.7
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	26.7	17.7
Selling and marketing expense	29.5	19.7
General and administrative expense	12.5	12.6
Product development expense	32.9	22.7
Depreciation	0.7	0.3
Amortization of intangibles	2.0	8.2
Total operating costs and expenses	104.3	81.2
Operating income	34.5	7.5
Other income, net	0.2	2.1
Earnings before income taxes	34.7	9.6
Income tax provision	(7.6)	(0.6)
Net earnings	$27.1	$9.0

Stock-based compensation expense by function:
Cost of revenue	$—	$—
Selling and marketing expense	0.2	0.1
General and administrative expense	1.8	2.6
Product development expense	0.6	0.2
Total stock-based compensation expense	$2.6	$2.9

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS

(Unaudited)

	Six Months Ended June 30,
	2021	2020

	(In millions)
Net earnings	$27.1	$9.0
Other comprehensive income:
Change in foreign currency translation adjustments	0.1	—
Total other comprehensive income	0.1	—
Comprehensive income	$27.2	$9.0

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

COMBINED STATEMENT OF PARENT'S EQUITY

Six Months Ended June 30, 2021 and 2020

(Unaudited)

	Invested Capital	Accumulated Other Comprehensive Income	Total Parent's Equity

	(In millions)
Balance as of December 31, 2019	$151.9	$0.5	$152.4
Net earnings	9.0	—	9.0
Other comprehensive income	—	—	—
Stock-based compensation expense	2.9	—	2.9
Decrease in Parent's investment in Dotdash	(1.3)	—	(1.3)
Balance as of June 30, 2020	$162.5	$0.5	$163.0

Balance as of December 31, 2020	$172.2	$0.5	$172.7
Net earnings	27.1	—	27.1
Other comprehensive income	—	0.1	0.1
Stock-based compensation expense	2.6	—	2.6
Decrease in Parent's investment in Dotdash	(4.1)	—	(4.1)
Balance as of June 30, 2021	$197.8	$0.6	$198.4

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

COMBINED STATEMENT OF CASH FLOWS

(Unaudited)

	Six Months Ended June 30,
	2021	2020

	(In millions)
Cash flows from operating activities:
Net earnings	$27.1	$9.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	2.6	2.9
Amortization of intangibles	2.0	8.2
Depreciation	0.7	0.3
Provision for credit losses	—	0.5
Deferred income taxes	1.2	0.5
Non-cash lease expense	1.6	0.8
Other adjustments, net	0.5	(1.4)
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	4.8	7.4
Other assets	(0.5)	1.3
Accounts payable and other liabilities	6.7	(6.1)
Income taxes payable and receivable	0.3	(0.7)
Deferred revenue	(0.1)	(0.3)
Net cash provided by operating activities	46.9	22.4
Cash flows from investing activities:
Asset purchases	(0.1)	(3.9)
Capital expenditures	(2.5)	(1.0)
Increase in notes receivable—IAC Group, LLC	(39.6)	(15.5)
Net cash used in investing activities	(42.2)	(20.4)
Cash flows from financing activities:
Transfers to IAC/InterActiveCorp	(4.8)	(1.5)
Other, net	(0.2)	(0.5)
Net cash used in financing activities	(5.0)	(2.0)
Total cash used	(0.3)	—
Effect of exchange rate changes on cash	0.1	—
Net decrease in cash	(0.2)	—
Cash at beginning of period	0.6	0.4
Cash at end of period	$0.4	$0.4

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS

(Unaudited)

NOTE 1—THE COMPANY AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Acquisition of Meredith

On October 6, 2021, IAC and Meredith Corporation entered into an agreement pursuant to which Dotdash will acquire the entity that will hold Meredith Corporation's National Media Group, which is comprised of its Digital and Magazine businesses, and corporate operations ("Meredith"), in an all cash transaction at a purchase price of $42.18 per share, representing an enterprise value of approximately $2.7 billion. Following the acquisition, the combined entity will be named Dotdash Meredith Inc. ("Dotdash Meredith"). The transaction is expected to be funded by IAC/InterActiveCorp ("IAC") with a combination of IAC's cash on hand and newly incurred debt at Dotdash Meredith and is subject to customary closing conditions, including regulatory approvals and completion of the spin-off of Meredith from Meredith Corporation.

Nature of Operations

Dotdash Media Inc. ("Dotdash") is a portfolio of digital publishing brands that collectively provide expert information and inspiration in select vertical content categories. Dotdash operates in six verticals: Health (Verywell), Finance (Investopedia, the Balance), Home (the Spruce, MyDomaine), Food & Drink (the Spruce Eats, Simply Recipes, Serious Eats, Liquor.com), Beauty & Style (Byrdie, Brides), and Lifestyle (Lifewire, TripSavvy, TreeHugger.com). Through these brands, Dotdash provides original and engaging digital content in a variety of formats, including articles, illustrations, videos and images. Dotdash is an operating business of IAC.

Basis of Presentation and Consolidation

The historical combined financial statements of Dotdash have been prepared on a standalone basis and are derived from the historical accounting records of Dotdash and IAC. The combined financial statements reflect the historical financial position, results of operations and cash flows of the businesses comprising Dotdash since their respective dates of acquisition by Dotdash and the allocation to Dotdash of certain IAC corporate expenses relating to Dotdash based on the historical accounting records of IAC. The allocation of certain IAC corporate expenses is reflected in the combined balance sheet within "Invested Capital." For the purpose of these combined financial statements, income taxes have been computed for Dotdash on an as if standalone, separate tax return basis and payments to and refunds from IAC for Dotdash's share of IAC's consolidated federal and state tax return liabilities/receivables have been reflected within cash flows from operating activities in the accompanying combined statement of cash flows. The financial statements have been prepared on a combined, rather than consolidated, basis because the final steps of the legal reorganization of the entities that will ultimately comprise Dotdash are not yet complete.

As used herein, "Dotdash" "we," "our" or "us" and similar terms in these historical combined financial statements refer to Dotdash Media Inc. (unless the context requires otherwise).

Dotdash prepares its combined financial statements in accordance with U.S. generally accepted accounting principles ("GAAP").

All intercompany transactions and balances between and among the entities comprising Dotdash have been eliminated. All intercompany transactions between (i) Dotdash and (ii) IAC and its subsidiaries (other than the entities comprising Dotdash), other than cash sweeps to IAC Group, LLC, which are evidenced by notes, are considered to be effectively settled for cash at the time the transaction was recorded. The total net effect of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet within “Invested capital.” Cash sweeps to IAC Group, LLC that are evidenced by notes are reflected in the combined statement of cash flows as investing activities and in the combined balance sheet as "Notes receivable—IAC Group, LLC."

In management's opinion, the assumptions underlying the historical combined financial statements of Dotdash, including the basis on which the expenses have been allocated from IAC, are reasonable. However, these allocations may not reflect the expenses that Dotdash may have incurred as an independent, stand-alone company for the periods presented.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The accompanying unaudited combined financial statements have been prepared in accordance with GAAP for interim financial information and with the rules and regulations of the Securities and Exchange Commission. Accordingly, they do not include all of the information and notes required by GAAP for complete annual financial statements. In the opinion of management, the accompanying unaudited combined financial statements include all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation. Interim results are not necessarily indicative of the results that may be expected for the full year. The accompanying unaudited interim combined financial statements should be read in conjunction with the annual audited combined financial statements of Dotdash and notes thereto for the year ended December 31, 2020.

Accounting Estimates

Management of Dotdash is required to make certain estimates, judgments and assumptions during the preparation of its combined financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.

On an ongoing basis, Dotdash evaluates its estimates, judgments and assumptions, including those related to: the carrying value of accounts receivable, including the determination of the allowance for credit losses; the determination of revenue reserves; the carrying value of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, furniture, and equipment and definite-lived intangible assets; the recoverability of indefinite-lived intangible assets; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; and the fair value of and forfeiture rates for stock-based awards, among others. Dotdash bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that Dotdash considers relevant.

General Revenue Recognition

Revenue is recognized when control of the promised services or goods is transferred to Dotdash's customers and in the amount that reflects the consideration Dotdash expects to be entitled to in exchange for those services or goods.

Disaggregation of Revenue

	Six Months Ended June 30,
	2021	2020

	(In millions)
Revenue:
Display advertising revenue	$82.1	$56.5
Performance marketing revenue	56.7	32.2
Total revenue	$138.8	$88.7

Deferred Revenue

Deferred revenue consists of payments that are received or are contractually due in advance of Dotdash's performance. Dotdash’s deferred revenue is reported on a contract by contract basis at the end of each reporting period. Dotdash classifies deferred revenue as current when the term of the applicable subscription period or expected completion of its performance obligation is one year or less. The current and non-current deferred revenue balances at June 30, 2021 are $1.1 million and $0.1 million, respectively. During the six months ended June 30, 2021, Dotdash recognized $1.0 million of revenue that was included in the deferred revenue balance as of December 31, 2020. The current and non-current deferred revenue balances at December 31, 2020 are $1.2 million and $0.1 million, respectively. During the six months ended June 30, 2020, Dotdash recognized $0.7 million of revenue that was included in the deferred revenue balance as of December 31, 2019. Non-current deferred revenue is included in “Other long-term liabilities” in the accompanying combined balance sheet.

Practical Expedients and Exemptions

As permitted under the practical expedient available under ASU No. 2014-09, Revenue from Contracts with Customers, Dotdash does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which Dotdash recognizes revenue at the amount which Dotdash has the right to invoice for services performed.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Recent Accounting Pronouncements

Accounting Pronouncement Not Yet Adopted by Dotdash

ASU 2021-08 – Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers

In October 2021, the Financial Accounting Standards Board issued ASU No. 2021-08, which changes how entities recognize assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers. The provisions of ASU No. 2021-08 require acquiring entities to recognize and measure contract assets and contract liabilities, including deferred revenue, acquired in a business combination in accordance with ASU No. 2014-09 (Topic 606), Revenue from Contracts with Customers, as if it had originated the contracts. The provisions of ASU No. 2021-08 are effective for fiscal years beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. Dotdash will early adopt ASU 2021-08 effective in the fourth quarter of 2021. An entity that early adopts in an interim period is required to apply the amendments (i) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early adoption and (ii) prospectively to all business combinations that occur on or after the date of initial application. Early adoption has no retrospective impact to Dotdash. The adoption of ASU 2021-08 will have a material impact on the purchase accounting for the acquisition of Meredith. Meredith had deferred revenue of $610.8 million as of June 30, 2021.

NOTE 2—INCOME TAXES

Dotdash is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision has been computed for Dotdash on an as if standalone, separate tax return basis and payments to and refunds from IAC for Dotdash's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within cash flows from operating activities in the accompanying combined statement of cash flows.

At the end of each interim period, Dotdash estimates the annual expected effective income tax rate and applies that rate to its ordinary year-to-date earnings or loss. The income tax provision or benefit related to significant, unusual, or extraordinary items, if applicable, that will be separately reported or reported net of their related tax effects are individually computed and recognized in the interim period in which they occur. In addition, the effect of changes in enacted tax laws or rates, tax status, judgment on the realizability of a beginning-of-the-year deferred tax asset in future years or unrecognized tax benefits is recognized in the interim period in which the change occurs.

The computation of the annual expected effective income tax rate at each interim period requires certain estimates and assumptions including, but not limited to, the expected pre-tax income (or loss) for the year, projections of the proportion of income (and/or loss) earned and taxed in foreign jurisdictions, permanent and temporary differences, and the likelihood of the realization of deferred tax assets generated in the current year. The accounting estimates used to compute the provision or benefit for income taxes may change as new events occur, more experience is acquired, additional information is obtained or Dotdash's tax environment changes. To the extent that the expected annual effective income tax rate changes during a quarter, the effect of the change on prior quarters is included in income tax provision in the quarter in which the change occurs.

For the six months ended June 30, 2021 and 2020, Dotdash recorded an income tax provision of $7.6 million and $0.6 million, respectively, which represents an effective income tax rate of 22% and 6%, respectively. For the six months ended June 30, 2021, the effective income tax rate is higher than the statutory rate of 21% due primarily to state taxes, partially offset by research credits. For the six months ended June 30, 2020, the effective income tax rate is lower than the statutory rate of 21% due primarily to research credits and excess tax benefits generated by the exercise of stock-based awards.

Dotdash recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. Accruals for interest and penalties are not material.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

At June 30, 2021 and December 31, 2020, unrecognized tax benefits are $1.0 million and $1.1 million, respectively, all of which are for tax positions included in IAC's consolidated tax return filings. If unrecognized tax benefits at June 30, 2021 are subsequently recognized, $1.0 million, net of related deferred tax assets and interest, would reduce income tax expense.

Dotdash is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has substantially completed its audit of IAC's federal income tax returns for the years ended December 31, 2013 through 2017, which includes the operations of Dotdash. The statute of limitations for the years 2013 through 2017 has been extended to June 30, 2022. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2009. Income taxes payable include unrecognized tax benefits that are considered to be sufficient to pay assessments that may result from the examination of prior year tax returns. Dotdash considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of Dotdash, these matters are subject to inherent uncertainties and management's view of these matters may change in the future.

NOTE 3—FINANCIAL INSTRUMENTS AND FAIR VALUE MEASUREMENTS

Dotdash categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:

•	Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

•	Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

•	Level 3: Unobservable inputs for which there is little or no market data and require Dotdash to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Dotdash's non-financial assets, such as intangible assets, ROU assets and leasehold improvements, furniture and equipment are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

NOTE 4—ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income consists of foreign currency translation adjustments:

	Six Months Ended June 30, 2021	Six Months Ended June 30, 2020
	Foreign Currency Translation Adjustment	Foreign Currency Translation Adjustment

	(In millions)
Balance as of January 1	$0.5	$0.5
Other comprehensive income	0.1	—
Balance as of June 30	$0.6	$0.5

At both June 30, 2021 and 2020, there was no tax benefit or provision on the accumulated other comprehensive income.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

NOTE 5—CONTINGENCIES

In the ordinary course of business, Dotdash is a party to various lawsuits. Dotdash establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against Dotdash, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Dotdash, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. Dotdash also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of Dotdash. See "Note 2—Income Taxes" for additional information related to income tax contingencies.

NOTE 6—RELATED PARTY TRANSACTIONS

Relationship with IAC

Dotdash’s combined statement of operations includes allocations of costs, including stock-based compensation expense, related to IAC’s accounting, treasury, legal, tax, corporate support and internal audit functions. These allocations were based on Dotdash's revenue as a percentage of IAC's total revenue. Allocated costs, inclusive of stock-based compensation expense, were $3.3 million and $3.5 million for the six months ended June 30, 2021 and 2020, respectively. These amounts are in addition to amounts charged to Dotdash by IAC in the ordinary course as described below in "Notes Receivable—IAC Group, LLC."

It is not practicable to determine the actual expenses that would have been incurred for these services had Dotdash operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.

The following table summarizes the components of the net decrease in parent's investment in Dotdash for the six months ended June 30, 2021 and 2020:

	Six Months Ended June 30,
	2021	2020

	(In millions)
Cash transfers from certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash, net	$—	$(2.0)
Taxes	4.8	3.9
Allocation of costs from IAC	(0.7)	(0.6)
Net decrease in Parent's investment in Dotdash	$4.1	$1.3

Notes Receivable—IAC Group, LLC

Dotdash has entered into notes receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers is IAC's funding of various Dotdash acquisitions and asset purchases. The notes receivable balance at June 30, 2021 and December 31, 2020 is $88.0 million and $48.1 million, respectively; the notes receivable bear interest at a rate per annum equal to the Monthly Short-Term Applicable Federal Rate and is due on demand. The interest rate at June 30, 2021 and December 31, 2020 was 0.13% and 0.15%, respectively.

Dotdash is allocated expenses from IAC for certain support services, such as financial systems, and Dotdash participates in IAC's health and welfare benefit plans and obtains certain services through contracts that are held in IAC's name; the total related charges for the six months ended June 30, 2021 and 2020 were $5.9 million and $4.2 million, respectively. These amounts are netted against the notes receivable—IAC Group, LLC balance.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

The portion of interest income reflected in the combined statement of operations that is attributable to the notes receivable—IAC Group, LLC was $0.3 million and $2.2 million, for the six months ended June 30, 2021 and 2020, respectively, and is included in "Other income, net."

Financial Instruments Measured at Fair Value Only for Disclosure Purposes

The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes. The fair value of notes receivable—IAC Group, LLC approximates its carrying value based on its short-term duration.

	June 30, 2021		December 31, 2020
	Carrying Value	Fair Value	Carrying Value	Fair Value

	(In millions)
Notes receivable—IAC Group, LLC	$88.0	$88.0	$48.1	$48.1

NOTE 7—COMBINED FINANCIAL STATEMENT DETAILS

Credit Losses

The following table presents the changes in the allowance for credit losses for the six months ended June 30, 2021:

	Six Months Ended June 30,
	2021	2020

	(In millions)
Balance at January 1	$0.6	$0.4
Current period provision for credit losses	—	0.5
Write-offs charged against the allowance	(0.1)	(0.4)
Balance at June 30	$0.5	$0.5

Other Non-current Assets

	June 30, 2021	December 31, 2020

	(In millions)
Right-of-use assets	$28.5	$30.0
Other	0.7	0.7
Total other non-current assets	$29.2	$30.7

Accumulated Amortization and Depreciation

The following table provides the accumulated amortization and depreciation within the balance sheet:

Asset Category	June 30, 2021	December 31, 2020

	(In millions)
Right-of-use assets included in other non-current assets	$8.3	$6.8
Leasehold improvements, furniture and equipment, net	$2.4	$1.9
Intangible assets with definite lives	$24.5	$22.5

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

(Unaudited)

Other Long-term Liabilities

	June 30, 2021	December 31, 2020

	(In millions)
Long-term lease liabilities	$33.2	$34.7
Other	2.3	2.1
Total other long-term liabilities	$35.5	$36.8

Other Income, net

	Six Months Ended June 30,
	2021	2020

	(In millions)
Other income, net	$0.2	$2.1

Other income, net consists principally of interest income earned on the notes receivable—IAC Group, LLC. The decrease in interest income of $1.9 million is due to lower interest rates in the first half of 2021.

Geographic Concentrations

Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Six Months Ended June 30,
	2021	2020

	(In millions)
Revenue:
United States	$136.9	$87.1
All other countries	1.9	1.6
Total revenue	$138.8	$88.7

The United States is the only country whose revenue is greater than 10 percent of total revenue of Dotdash for the six months ended June 30, 2021 and 2020.

	June 30, 2021	December 31, 2020

	(In millions)
Long-lived assets (excluding intangible assets and ROU assets):
United States	$14.2	$12.5
All other countries	—	—
Total	$14.2	$12.5

NOTE 8—SUBSEQUENT EVENTS

In preparing these combined financial statements, management evaluated subsequent events through November 1, 2021, on which date the combined financial statements were available for issue.

Report of Independent Auditors

To the Shareholders and the Board of Directors of IAC/InterActiveCorp

We have audited the accompanying combined financial statements of Dotdash Media Inc., which comprise the combined balance sheet as of December 31, 2020 and 2019, and the related combined statements of operations, comprehensive operations, parent's equity and cash flows for the years then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Dotdash Media Inc. at December 31, 2020 and 2019, and the combined results of its operations and its cash flows for the years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

New York, New York

November 1, 2021

DOTDASH

COMBINED BALANCE SHEET

	December 31,
	2020	2019

	(In millions)
ASSETS
Cash	$0.6	$0.4
Accounts receivable, net of allowance of $0.6 and $0.4, respectively	65.0	48.3
Notes receivable—IAC Group, LLC	48.1	60.2
Other current assets	2.8	2.8
Total current assets	116.5	111.7

Leasehold improvements, furniture and equipment, net	12.5	0.9
Intangible assets, net	29.9	16.6
Deferred income taxes	42.3	46.3
Other non-current assets	30.7	6.4
TOTAL ASSETS	$231.9	$181.9

LIABILITIES AND PARENT'S EQUITY
LIABILITIES:
Accounts payable, trade	$3.7	$2.8
Deferred revenue	1.2	0.7
Accrued expenses and other current liabilities	17.5	19.2
Total current liabilities	22.4	22.7

Other long-term liabilities	36.8	6.8

Commitments and contingencies

PARENT'S EQUITY:
Invested capital	172.2	151.9
Accumulated other comprehensive income	0.5	0.5
Total parent's equity	172.7	152.4
TOTAL LIABILITIES AND PARENT'S EQUITY	$231.9	$181.9

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

COMBINED STATEMENT OF OPERATIONS

	Years Ended December 31,
	2020	2019

	(In millions)
Revenue	$213.8	$167.6
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	38.2	33.7
Selling and marketing expense	42.6	35.5
General and administrative expense	24.9	25.9
Product development expense	48.3	38.1
Depreciation	0.7	1.0
Amortization of intangibles	14.2	9.6
Total operating costs and expenses	168.9	143.8
Operating income	44.9	23.8
Other income, net	2.5	8.7
Earnings before income taxes	47.4	32.5
Income tax provision	(3.4)	(6.5)
Net earnings	$44.0	$26.0

Stock-based compensation expense by function:
Cost of revenue	$—	$—
Selling and marketing expense	0.2	0.1
General and administrative expense	4.0	2.0
Product development expense	0.6	0.4
Total stock-based compensation expense	$4.8	$2.5

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

COMBINED STATEMENT OF COMPREHENSIVE OPERATIONS

	Years Ended December 31,
	2020	2019

	(In millions)
Net earnings	$44.0	$26.0
Other comprehensive income:
Change in foreign currency translation adjustments	—	0.1
Total other comprehensive income	—	0.1
Comprehensive income	$44.0	$26.1

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

COMBINED STATEMENT OF PARENT'S EQUITY

Years Ended December 31, 2020 and 2019

	Invested Capital	Accumulated Other Comprehensive Income	Total Parent's Equity

	(In millions)
Balance as of January 1, 2019	$116.8	$0.4	$117.2
Net earnings	26.0	—	26.0
Other comprehensive income	—	0.1	0.1
Stock-based compensation expense	2.5	—	2.5
Increase in Parent's investment in Dotdash	6.6	—	6.6
Balance as of December 31, 2019	$151.9	$0.5	$152.4
Net earnings	44.0	—	44.0
Other comprehensive income	—	—	—
Stock-based compensation expense	4.8	—	4.8
Decrease in Parent's investment in Dotdash	(28.5)	—	(28.5)
Balance as of December 31, 2020	$172.2	$0.5	$172.7

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

COMBINED STATEMENT OF CASH FLOWS

	Years Ended December 31,
	2020	2019

	(In millions)
Cash flows from operating activities:
Net earnings	$44.0	$26.0
Adjustments to reconcile net earnings to net cash provided by operating activities:
Stock-based compensation expense	4.8	2.5
Amortization of intangibles	14.2	9.6
Depreciation	0.7	1.0
Provision for credit losses	0.6	0.1
Deferred income taxes	4.1	1.9
Interest income on notes receivable — IAC Group, LLC	(2.5)	(8.8)
Non-cash lease expense	1.7	5.0
Other adjustments, net	1.9	2.8
Changes in assets and liabilities, net of effects of acquisitions:
Accounts receivable	(15.5)	(11.1)
Other assets	1.0	(1.1)
Accounts payable and other liabilities	(4.5)	(4.3)
Income taxes payable and receivable	(1.0)	0.5
Deferred revenue	(0.1)	(0.2)
Net cash provided by operating activities	49.4	23.9
Cash flows from investing activities:
Acquisitions, net of cash acquired	—	(6.0)
Asset purchases	(28.2)	(5.4)
Capital expenditures	(5.4)	—
Decrease (increase) in notes receivable—IAC Group, LLC	14.7	(17.7)
Net cash used in investing activities	(18.9)	(29.1)
Cash flows from financing activities:
Reimbursement to IAC/InterActiveCorp for withholding taxes paid on behalf of Dotdash employees for the exercise of stock appreciation rights	(14.4)	(0.7)
Transfers (to) from IAC/InterActiveCorp	(15.9)	6.1
Net cash (used in) provided by financing activities	(30.3)	5.4
Total cash provided	0.2	0.2
Effect of exchange rate changes on cash	—	—
Net increase in cash	0.2	0.2
Cash at beginning of period	0.4	0.2
Cash at end of period	$0.6	$0.4

The accompanying Notes to Combined Financial Statements are an integral part of these statements.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1—ORGANIZATION AND BASIS OF PRESENTATION

Acquisition of Meredith

On October 6, 2021, IAC and Meredith Corporation entered into an agreement pursuant to which Dotdash will acquire the entity that will hold Meredith Corporation's National Media Group, which is comprised of its Digital and Magazine businesses, and corporate operations ("Meredith"), in an all cash transaction at a purchase price of $42.18 per share, representing an enterprise value of approximately $2.7 billion. Following the acquisition, the combined entity will be named Dotdash Meredith Inc. ("Dotdash Meredith"). The transaction is expected to be funded by IAC/InterActiveCorp ("IAC") with a combination of IAC's cash on hand and newly incurred debt at Dotdash Meredith and is subject to customary closing conditions, including regulatory approvals and completion of the spin-off of Meredith from Meredith Corporation.

Company Overview

Dotdash Media Inc. ("Dotdash") is a portfolio of digital publishing brands that collectively provide expert information and inspiration in select vertical content categories. Dotdash operates in six verticals: Health (Verywell), Finance (Investopedia, the Balance), Home (the Spruce, MyDomaine), Food & Drink (the Spruce Eats, Simply Recipes, Serious Eats, Liquor.com), Beauty & Style (Byrdie, Brides), and Lifestyle (Lifewire, TripSavvy, TreeHugger.com). Through these brands, Dotdash provides original and engaging digital content in a variety of formats, including articles, illustrations, videos and images. Dotdash is an operating business of IAC.

Basis of Combination

The historical combined financial statements of Dotdash have been prepared on a standalone basis and are derived from the historical accounting records of Dotdash and IAC. The combined financial statements reflect the historical financial position, results of operations and cash flows of the businesses comprising Dotdash since their respective dates of acquisition by Dotdash and the allocation to Dotdash of certain IAC corporate expenses relating to Dotdash based on the historical accounting records of IAC. The allocation of certain IAC corporate expenses is reflected in the combined balance sheet within "Invested Capital." For the purpose of these combined financial statements, income taxes have been computed for Dotdash on an as if standalone, separate tax return basis and payments to and refunds from IAC for Dotdash's share of IAC's consolidated federal and state tax return liabilities/receivables have been reflected within cash flows from operating activities in the accompanying combined statement of cash flows. The financial statements have been prepared on a combined, rather than consolidated, basis because the final steps of the legal reorganization of the entities that will ultimately comprise Dotdash are not yet complete.

As used herein, "Dotdash," "we," "our" or "us" and similar terms in these historical combined financial statements refer to Dotdash Media Inc. (unless the context requires otherwise).

Dotdash prepares its combined financial statements in accordance with U.S. generally accepted accounting principles ("GAAP").

All intercompany transactions and balances between and among the entities comprising Dotdash have been eliminated. All intercompany transactions between (i) Dotdash and (ii) IAC and its subsidiaries (other than the entities comprising Dotdash), other than cash sweeps to IAC Group, LLC, which are evidenced by notes, are considered to be effectively settled for cash at the time the transaction was recorded. The total net effect of these intercompany transactions is reflected in the combined statement of cash flows as a financing activity and in the combined balance sheet within “Invested capital.” Cash sweeps to IAC Group, LLC that are related to amounts evidenced by notes are reflected in the combined statement of cash flows as investing activities and in the combined balance sheet as "Notes receivable—IAC Group, LLC."

In management's opinion, the assumptions underlying the historical combined financial statements of Dotdash, including the basis on which the expenses have been allocated from IAC, are reasonable. However, these allocations may not reflect the expenses that Dotdash would have incurred as an independent, stand-alone company for the periods presented.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Accounting Estimates

Management of Dotdash is required to make certain estimates, judgments and assumptions during the preparation of its combined financial statements in accordance with GAAP. These estimates, judgments and assumptions impact the reported amounts of assets, liabilities, revenue and expenses and the related disclosure of assets and liabilities. Actual results could differ from these estimates.

On an ongoing basis, Dotdash evaluates its estimates, judgments and assumptions, including those related to: the carrying value of accounts receivable, including the determination of the allowance for credit losses; the determination of revenue reserves; the carrying value of right-of-use assets ("ROU assets"); the useful lives and recoverability of leasehold improvements, furniture, and equipment and definite-lived intangible assets; the recoverability of indefinite-lived intangible assets; contingencies; unrecognized tax benefits; the valuation allowance for deferred income tax assets; and the fair value of and forfeiture rates for stock-based awards, among others. Dotdash bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and other factors that Dotdash considers relevant.

Revenue Recognition

Dotdash accounts for a contract with a customer when it has approval and commitment from all parties, the rights of the parties and payment terms are identified, the contract has commercial substance and collectability of consideration is probable. Revenue is recognized when control of the promised services or goods is transferred to Dotdash's customers and in an amount that reflects the consideration Dotdash expects to be entitled to in exchange for those services or goods.

Dotdash revenue consists principally of display advertising revenue and performance marketing revenue. Display advertising revenue is generated primarily through digital display advertisements sold directly by our sales team and through programmatic advertising networks. Performance marketing revenue includes affiliate commerce and performance marketing commissions. Affiliate commerce commission revenue is generated when Dotdash refers users to commerce partner websites resulting in a purchase or transaction. Performance marketing commissions are generated on a cost-per-click or cost-per-action basis.

Transaction Price

The objective of determining the transaction price is to estimate the amount of consideration Dotdash is due in exchange for its services or goods. Dotdash determines the total transaction price at contract inception and reassesses this estimate each reporting period.

Dotdash excludes from the measurement of transaction price all taxes assessed by governmental authorities that are both (i) imposed on and concurrent with a specific revenue-producing transaction and (ii) collected from customers. Accordingly, these taxes are not included as a component of revenue or cost of revenue.

For contracts that have an original duration of one year or less, Dotdash uses the practical expedient available under ASU No. 2014-09, Revenue from Contracts with Customers, applicable to such contracts and does not consider the time value of money.

Arrangements with Multiple Performance Obligations

Dotdash’s contracts with customers may include multiple performance obligations. For such arrangements, Dotdash allocates revenue to each performance obligation based on its relative standalone selling price. Dotdash generally determines standalone selling prices based on the prices charged to customers, which are directly observable or based on an estimate if not directly observable.

Assets Recognized from the Costs to Obtain a Contract with a Customer

For costs to obtain a contract where the customer relationship period is one year or less, Dotdash has elected the practical expedient to expense the costs as incurred. There are no amounts capitalized on the combined balance sheet at December 31, 2020 and 2019 related to costs to obtain a contract.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Performance Obligations

As permitted under the practical expedient available under ASU No. 2014-09, Dotdash does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less, (ii) contracts with variable consideration that is allocated entirely to unsatisfied performance obligations or to a wholly unsatisfied promise accounted for under the series guidance, and (iii) contracts for which Dotdash recognizes revenue at the amount which it has the right to invoice for services performed.

Accounts Receivables, Net of Allowance for Credit Losses

Accounts receivable include amounts billed and currently due from customers. Dotdash maintains an allowance for credit losses to provide for the estimated amount of accounts receivable that will not be collected. The allowance for credit losses is based upon a number of factors, including the length of time accounts receivable are past due, Dotdash’s previous loss history, the specific customer’s ability to pay its obligation and any other forward-looking data regarding customers' ability to pay which may be available. The time between Dotdash's issuance of an invoice and the payment due date is not significant; customer payments that are not collected in advance of the transfer of promised services or goods are generally due no later than 30 days from the invoice date. Dotdash also maintains allowances to reserve for potential credits issued to consumers or other revenue adjustments. The amounts of these reserves are based primarily upon historical experience.

Credit Losses

The following table presents the changes in the allowance for credit losses for the year ended December 31, 2020:

Year Ended December 31, 2020
(In millions)
Balance at January 1	$0.4
Current period provision for credit losses	0.6
Write-offs charged against the allowance	(0.4)
Balance at December 31	$0.6

Deferred Revenue

Deferred revenue consists of advance payments that are received or are contractually due in advance of Dotdash's performance. Dotdash’s deferred revenue is reported on a contract by contract basis at the end of each reporting period. Dotdash classifies deferred revenue as current when the term of the applicable subscription period or expected completion of its performance obligation is one year or less. During the year ended December 31, 2020, Dotdash recognized $0.7 million of revenue that was included in the deferred revenue balance as of December 31, 2019. The current and non-current deferred revenue balances are $1.2 million and $0.1 million, respectively, at December 31, 2020. The current and non-current deferred revenue balances are $0.8 million and $0.2 million, respectively, at January 1, 2019 and $0.7 million and $0.1 million, respectively, at December 31, 2019. During the year ended December 31, 2019, Dotdash recognized $0.8 million of revenue that was included in the deferred revenue balance as of January 1, 2019. Non-current deferred revenue is included in "Other long-term liabilities" in the accompanying combined balance sheet.

Disaggregation of Revenue

	Years Ended December 31,
	2020	2019

	(In millions)
Revenue:
Display advertising revenue	$137.5	$126.4
Performance marketing revenue	76.3	41.2
Total revenue	$213.8	$167.6

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Cash

Dotdash participates in IAC's centrally managed U.S. treasury function in which IAC sweeps Dotdash's domestic cash.

Notes Receivable—IAC Group, LLC

Dotdash has entered into notes receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers is IAC's funding of various Dotdash acquisitions and asset purchases. The notes receivable balance at December 31, 2020 and 2019 is $48.1 million and $60.2 million, respectively; the notes receivable bear interest at a rate per annum equal to the Monthly Short-Term Applicable Federal Rate and is due on demand. The interest rate at December 31, 2020 and 2019 was 0.15% and 1.59%, respectively.

Certain Risks and Concentrations

Credit Risk

Financial instruments, which potentially subject Dotdash to concentration of credit risk, consist primarily of cash. Cash is principally maintained with international financial institutions that are not covered by deposit insurance.

Other Risks

Dotdash's business is subject to certain risks and concentrations including dependence on third-party technology providers, exposure to risks associated with online commerce security and credit card fraud.

Leasehold Improvements, Furniture and Equipment

Leasehold improvements, furniture and equipment are recorded at cost. Repairs and maintenance costs are expensed as incurred. Amortization of leasehold improvements, which is included within depreciation within the combined statement of operations, and depreciation is computed using the straight-line method over the estimated useful lives of the assets, or, in the case of leasehold improvements, the lease term, if shorter.

Asset Category	Estimated Useful Lives
Leasehold improvements	3 to 10 Years
Furniture	5 Years
Office, computer and other equipment	3 Years

Indefinite-Lived Intangible Assets

Dotdash assesses its indefinite-lived intangible asset for impairment annually at October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of an indefinite-lived intangible asset below its carrying value.

While Dotdash has the option to qualitatively assess whether it is more likely than not that the fair value of its indefinite-lived intangible asset is less than its carrying value, Dotdash's policy is to determine the fair value of its indefinite-lived intangible asset annually as of October 1, in part, because the level of effort required to perform the quantitative and qualitative assessments is essentially equivalent. Dotdash determines the fair value of its indefinite-lived intangible asset using an avoided royalty DCF valuation analysis. Significant judgments inherent in this analysis include the selection of appropriate royalty and discount rates and estimating the amount and timing of expected future cash flows. The discount rate used in the DCF analyses is intended to reflect the risks inherent in the expected future cash flows generated by the intangible asset. The royalty rate used in the DCF analyses is based upon an estimate of the royalty rate that a market participant would pay to license Dotdash's trade name and trademark. The future cash flows are based on Dotdash's most recent forecast and budget and, for years beyond the budget, Dotdash's estimates, which are based, in part, on forecasted growth rates. Assumptions used in the avoided royalty DCF analyses, including the discount rate and royalty rate, are assessed annually based on the actual and projected cash flows related to the asset, as well as macroeconomic and industry specific factors. The discount rate and royalty rate used in both Dotdash's 2020 and 2019 annual indefinite-lived impairment assessments were 12.5% and 3.5%, respectively.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Long-Lived Assets and Intangible Assets with Definite Lives

Long-lived assets, which consist of ROU assets, leasehold improvements, furniture and equipment and intangible assets with definite lives, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. The carrying value of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. If the carrying value is deemed not to be recoverable, an impairment loss is recorded equal to the amount by which the carrying value of the long-lived asset exceeds its fair value. Amortization of definite-lived intangible assets is computed either on a straight-line basis or based on the pattern in which the economic benefits of the asset are expected to be realized. During the years ended December 31, 2020 and 2019, Dotdash wrote-off $0.9 million and $4.6 million, respectively, in intangible assets with definite lives related to acquired content that was not being used related to recent asset purchases.

Fair Value Measurements

Dotdash categorizes its financial instruments measured at fair value into a fair value hierarchy that prioritizes the inputs used in pricing the asset or liability. The three levels of the fair value hierarchy are:

•	Level 1: Observable inputs obtained from independent sources, such as quoted market prices for identical assets and liabilities in active markets.

•	Level 2: Other inputs, which are observable directly or indirectly, such as quoted market prices for similar assets or liabilities in active markets, quoted market prices for identical or similar assets or liabilities in markets that are not active and inputs that are derived principally from or corroborated by observable market data.

•	Level 3: Unobservable inputs for which there is little or no market data and require Dotdash to develop its own assumptions, based on the best information available in the circumstances, about the assumptions market participants would use in pricing the assets or liabilities.

Dotdash's non-financial assets, such as intangible assets with definite lives, ROU assets and leasehold improvements, furniture and equipment are adjusted to fair value only when an impairment is recognized. Such fair value measurements are based predominantly on Level 3 inputs.

Advertising Costs

Advertising costs are expensed in the period incurred and represent online marketing, including fees paid to search engines, social media sites, e-mail campaigns and display advertising, and offline marketing, which is primarily conferences and events. Advertising expense was $5.6 million and $4.4 million for the years ended December 31, 2020 and 2019, respectively.

Legal Costs

Legal costs are expensed as incurred.

Income Taxes

Dotdash is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In the periods presented, current and deferred income tax provision and/or benefit has been computed for Dotdash on an as if standalone, separate tax return basis.

Dotdash accounts for income taxes under the liability method, and deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. A valuation allowance is provided if it is determined that it is more likely than not that the deferred tax asset will not be realized. Dotdash records interest, net of any applicable related income tax benefit, on potential income tax contingencies as a component of income tax provision.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Dotdash evaluates and accounts for uncertain tax positions using a two-step approach. Recognition (step one) occurs when Dotdash concludes that a tax position, based solely on its technical merits, is more-likely-than-not to be sustainable upon examination. Measurement (step two) determines the amount of benefit that is greater than 50% likely to be realized upon ultimate settlement with a taxing authority that has full knowledge of all relevant information. De-recognition of a tax position that was previously recognized would occur when Dotdash subsequently determines that a tax position no longer meets the more-likely-than-not threshold of being sustained.

On December 22, 2017, the U.S. enacted the Tax Cuts and Jobs Act (the "Tax Act"). The Tax Act imposed a minimum tax on global intangible low-taxed income ("GILTI") earned by foreign subsidiaries beginning in 2018. The FASB Staff Q&A, Topic 740 No. 5, Accounting for Global Intangible Low-Taxed Income, states that an entity may make an accounting policy election to either recognize deferred taxes for temporary differences expected to reverse as GILTI in future years or provide for the tax expense related to GILTI in the year the tax is incurred. Dotdash has elected to recognize the tax on GILTI as a period expense in the period the tax is incurred.

Foreign Currency Translation and Transaction Gains and Losses

The financial position and operating results of foreign entities whose primary economic environment is based on their local currency are combined using the local currency as the functional currency. These local currency assets and liabilities are translated at the rates of exchange as of the balance sheet date, and local currency revenue and expenses of these operations are translated at average rates of exchange during the period. Translation gains and losses are included in accumulated other comprehensive income as a component of parent's equity. Transaction gains and losses, which have not been material, resulting from assets and liabilities denominated in a currency other than the functional currency are included in the combined statement of operations as a component of other income (expense), net.

Stock-Based Compensation

Stock-based compensation is measured at the grant date based on the fair value of the award and is generally expensed over the requisite service period. See "Note 5—Stock-based Compensation" for a discussion of stock-based compensation.

Recent Accounting Pronouncements

Accounting Pronouncements Adopted by Dotdash

ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments

Dotdash adopted ASU No. 2016-13 effective January 1, 2020. ASU No. 2016-13 replaces the “incurred loss” approach with an “expected loss” model, under which companies will recognize allowances based on expected rather than incurred losses. Dotdash adopted ASU No. 2016-13 using the modified retrospective approach and there was no cumulative effect adjustment arising from the adoption. The adoption of ASU No. 2016-13 did not have a material impact on Dotdash's combined financial statements.

ASU No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes

Dotdash adopted ASU No. 2019-12 effective January 1, 2020, which simplifies the accounting for income taxes, eliminates certain exceptions within ASC 740, Income Taxes, and clarifies certain aspects of the current guidance to promote consistency among reporting entities. Most amendments within ASU No. 2019-12 are required to be applied on a prospective basis, while certain amendments must be applied on a retrospective or modified retrospective basis. Dotdash adopted ASU No. 2019-12 using the modified retrospective basis for those amendments that are not applied on a prospective basis. The adoption of ASU No. 2019-12 did not have a material impact on Dotdash's combined financial statements.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Accounting Pronouncement Not Yet Adopted by Dotdash

ASU 2021-08 – Business Combinations (Topic 805), Accounting for Contract Assets and Contract Liabilities from Contracts with Customers

In October 2021, the Financial Accounting Standards Board issued ASU No. 2021-08, which changes how entities recognize assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers. The provisions of ASU No. 2021-08 require acquiring entities to recognize and measure contract assets and contract liabilities, including deferred revenue, acquired in a business combination in accordance with ASU No. 2014-09 (Topic 606), Revenue from Contracts with Customers, as if it had originated the contracts. The provisions of ASU No. 2021-08 are effective for fiscal years beginning after December 15, 2022, with early adoption permitted, including adoption in an interim period. Dotdash will early adopt ASU 2021-08 effective in the fourth quarter of 2021. An entity that early adopts in an interim period is required to apply the amendments (i) retrospectively to all business combinations for which the acquisition date occurs on or after the beginning of the fiscal year that includes the interim period of early adoption and (ii) prospectively to all business combinations that occur on or after the date of initial application. Early adoption has no retrospective impact to Dotdash. The adoption of ASU 2021-08 will have a material impact on the purchase accounting for the acquisition of Meredith. Meredith had deferred revenue of $646.9 million as of December 31, 2020.

NOTE 3—INCOME TAXES

Dotdash is included within IAC’s tax group for purposes of federal and consolidated state income tax return filings. In all periods presented, the income tax provision and/or benefit has been computed for Dotdash on an as if standalone, separate tax return basis and payments to and refunds from IAC for Dotdash's share of IAC’s consolidated federal and state tax return liabilities/receivables calculated on this basis have been reflected within cash flows from operating activities in the accompanying combined statement of cash flows.

U.S. and foreign earnings before income taxes are as follows:

	Years Ended December 31,
	2020	2019

	(In millions)
U.S.	$47.0	$32.1
Foreign	0.4	0.4
Total	$47.4	$32.5

The components of the income tax provision are as follows:

	Years Ended December 31,
	2020	2019

	(In millions)
Current income tax (benefit)/provision:
Federal	$(0.7)	$3.8
State	(0.1)	0.5
Foreign	0.1	0.3
Current income tax (benefit)/provision	(0.7)	4.6

Deferred income tax provision/(benefit):
Federal	4.5	1.6
State	(0.4)	0.3
Foreign	—	—
Deferred income tax provision	4.1	1.9
Income tax provision	$3.4	$6.5

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The tax effects of cumulative temporary differences that give rise to significant deferred tax assets and deferred tax liabilities are presented below.

	December 31,
	2020	2019

	(In millions)
Deferred tax assets:
Intangible assets	$39.6	$41.2
Long-term lease liabilities	8.7	2.0
Leasehold improvements, furniture and equipment, net	—	1.0
Other	2.3	3.2
Total deferred tax assets	50.6	47.4

Deferred tax liabilities:
Right-of-use assets	(6.8)	(1.1)
Leasehold improvements, furniture and equipment, net	(1.5)	—
Total deferred tax liabilities	(8.3)	(1.1)
Net deferred tax asset	$42.3	$46.3

At December 31, 2020, Dotdash has tax credit carryforwards related to research activities of $1.1 million. These credit carryforwards will expire in 2040.

Dotdash regularly assesses the realizability of deferred tax assets considering all available evidence including, to the extent applicable, the nature, frequency and severity of prior cumulative losses, forecasts of future taxable income, tax filing status, the duration of statutory carryforward periods, available tax planning and historical experience. At December 31, 2020, Dotdash does not have a valuation allowance against any of its deferred tax assets.

A reconciliation of the income tax provision to the amounts computed by applying the statutory federal income tax rate to earnings before income taxes is shown as follows:

	Years Ended December 31,
	2020	2019

	(In millions)
Income tax provision at the federal statutory rate of 21%	$10.0	$6.8
State income taxes, net of effect of federal tax benefit	1.0	0.7
Stock-based compensation	(5.3)	(1.0)
Research credits	(1.5)	(0.6)
Deferred tax adjustment for enacted changes in tax laws and rates	(0.9)	—
Other, net	0.1	0.6
Income tax provision	$3.4	$6.5

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

	Years Ended December 31,
	2020	2019

	(In millions)
Balance at January 1	$1.3	$1.0
Settlements	(0.6)	—
Additions based on tax positions related to the current year	0.4	0.3
Balance at December 31	$1.1	$1.3

Dotdash is routinely under audit by federal, state, local and foreign authorities in the area of income tax as a result of previously filed separate company and consolidated income tax returns with IAC. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. The Internal Revenue Service ("IRS") has substantially completed its audit of IAC's federal income tax returns for the years ended December 31, 2013 through 2017, which includes the operations of Dotdash. The statute of limitations for the years 2013 through 2017 has been extended to June 30, 2022. Returns filed in various other jurisdictions are open to examination for tax years beginning with 2009. Income taxes payable include unrecognized tax benefits that are considered to be sufficient to pay assessments that may result from the examination of prior year tax returns. Dotdash considers many factors when evaluating and estimating its tax positions and tax benefits, which may not accurately anticipate actual outcomes and, therefore, may require periodic adjustment. Although management currently believes changes in unrecognized tax benefits from period to period and differences between amounts paid, if any, upon resolution of issues raised in audits and amounts previously provided will not have a material impact on the liquidity, results of operations, or financial condition of Dotdash, these matters are subject to inherent uncertainties and management’s view of these matters may change in the future.

At December 31, 2020 and 2019, unrecognized tax benefits, including interest were $1.1 million and $1.5 million, respectively; all of which are for tax positions included in IAC's consolidated tax return filings. If unrecognized tax benefits at December 31, 2020 are subsequently recognized, the income tax provision would be reduced by $1.1 million, net of related deferred tax assets and interest. The comparable amount as of December 31, 2019 was $1.4 million. Dotdash believes that it is reasonably possible that its unrecognized tax benefits could decrease by $0.2 million by December 31, 2021, due to settlements; all of which would reduce the income tax provision.

Dotdash recognizes interest and, if applicable, penalties related to unrecognized tax benefits in the income tax provision. At December 31, 2020 and 2019, accruals for interest are not material and there are no accruals for penalties.

NOTE 4—ACCUMULATED OTHER COMPREHENSIVE INCOME

Accumulated other comprehensive income consists of foreign currency translation adjustments:

	Years Ended December 31,
	2020	2019
	Foreign Currency Translation Adjustment	Foreign Currency Translation Adjustment
	(In millions)
Balance at January 1	$0.5	$0.4
Other comprehensive income	—	0.1
Balance at December 31	$0.5	$0.5

At December 31, 2020 and 2019, there was no tax benefit or provision on the accumulated other comprehensive income.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 5—STOCK-BASED COMPENSATION

The stock-based compensation expense reflected in Dotdash's combined statement of operations primarily consists of expense related to stock appreciation rights denominated in Dotdash equity. It also includes expense related to IAC stock options issued to employees of Dotdash and an allocation of expense from IAC related to awards issued to corporate employees of IAC that were granted under various IAC stock and annual incentive plans. Dotdash recorded stock-based compensation expense of $4.8 million and $2.5 million for the years ended December 31, 2020 and 2019, respectively. Of these amounts $1.7 million and $1.4 million, respectively, relate to Dotdash denominated equity awards.

Dotdash Equity Awards

Dotdash currently has one active plan (the "Plan"). The Plan was adopted in 2020 and provides that the exercise price of stock appreciation rights granted will not be less than the fair value of Dotdash’s common stock on the grant date. The Plan and its predecessor plans (collectively the "Plans") provide for the grant of stock appreciation rights and other stock-based awards related to shares of Dotdash common stock. The Plan authorizes the Company to grant awards to its employees. The plan does not specify grant dates or vesting schedules of awards as those determinations are made by the IAC Board of Directors or a committee thereof. Each award agreement reflects the vesting schedule for that particular grant as determined by the IAC Board of Directors (or committee thereof). Broad-based stock appreciation rights issued to date have generally vested either in three equal annual installments over a three-year period or in four equal annual installments over a four-year period. At December 31, 2020, there are 11.5 million stock appreciation rights available for grant under the Dotdash stock-based compensation plan.

Pursuant to the terms of the stock-based awards granted under the Plans, until Dotdash (or its successor(s)) common shares trade on a national securities exchange, shares of IAC common stock are issued to employees in settlement of the exercise of Dotdash vested awards after deduction for required tax withholdings, which are remitted on the employees’ behalf. Dotdash reimburses IAC in the form of Dotdash common shares for the shares issued by IAC and in cash for any withholding taxes paid by IAC on behalf of the Dotdash employees. During the years ended December 31, 2020 and 2019, Dotdash issued IAC approximately 1,700 and 350 shares, respectively, of Dotdash common stock to reimburse IAC for the IAC common shares issued to settle Dotdash stock appreciation rights.

The amount of stock-based compensation expense recognized in the combined statement of operations is net of estimated forfeitures. The forfeiture rate is estimated at the grant date based on historical experience and revised, if necessary, in subsequent periods if actual forfeitures differ from the estimated rate. The expense ultimately recorded is for the awards that vest. At December 31, 2020, there is $11.3 million of unrecognized compensation cost, net of estimated forfeitures, related to Dotdash equity-based awards, which is expected to be recognized over a weighted average period of approximately 3.5 years.

The total income tax benefit recognized in the combined statement of operations for the years ended December 31, 2020 and 2019 related to all stock-based compensation is $6.3 million and $1.6 million, respectively.

The aggregate income tax benefit recognized related to the exercise of Dotdash stock appreciation rights for the years ended December 31, 2020 and 2019, is $5.9 million and $1.2 million, respectively.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Stock Appreciation Rights

Stock appreciation rights outstanding at December 31, 2020 and changes during the year ended December 31, 2020 are as follows:

	Stock appreciation rights	Weighted average exercise price	Weighted average remaining contractual term in years	Aggregate intrinsic value

	(Stock appreciation rights and intrinsic value in millions)
Outstanding at January 1, 2020	7.7	$2.15
Granted	4.3	$8.38
Exercised	(3.7)	$0.83
Forfeited	(0.1)	$3.92
Expired	—	$1.65
Outstanding at December 31, 2020	8.2	$6.00	8.7	$23.5
Exercisable	2.1	$2.96	7.2	$12.2

The aggregate intrinsic value in the table above represents the difference between $8.87, the value of a Dotdash stock appreciation right, representing 1/1000th of a share of Dotdash, which is based upon the November 2020 valuation of Dotdash, which was approved by the Compensation and Human Resources Committee of the IAC Board of Directors and is the most time proximate valuation of Dotdash shares, and the exercise price, multiplied by the number of in-the-money awards that would have been exercised had all holders exercised their awards on December 31, 2020. This amount changes based on changes in the fair value of Dotdash common stock.

The total intrinsic value of awards exercised during the years ended December 31, 2020 and 2019 is $29.3 million and $2.1 million, respectively.

There was no cash received from award exercises as stock appreciation rights, by their nature, are settled net of the exercise price with the award holder entitled to receive value equal to any appreciation in the award.

The weighted average grant date fair value for stock appreciation rights granted during the year ended December 31, 2020 and 2019 is $2.46 and $1.38, respectively.

The following table summarizes the information about stock appreciation rights outstanding and exercisable at December 31, 2020:

	Awards outstanding			Awards exercisable
Range of exercise prices	Outstanding at December 31, 2020	Weighted-average remaining contractual life in years	Weighted- average exercise price	Exercisable at December 31, 2020	Weighted-average remaining contractual life in years	Weighted- average exercise price

	(Shares in millions)
$0.01 and $2.00	0.8	6.0	$1.01	0.7	5.8	$0.92
$2.01 and $4.00	—	7.2	$3.17	—	7.2	$3.17
$4.01 and $6.00	3.1	8.0	$4.02	1.4	7.9	$4.02
$6.01 and $8.00	0.8	9.2	$6.27	—	—	$—
Greater than $8.00	3.5	9.9	$8.87	—	—	$—
	8.2	8.7	$6.00	2.1	7.2	$2.96

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The fair value of each stock appreciation right is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates various assumptions, including expected volatility and expected term. Expected stock price volatilities are estimated based on historical stock price volatilities of peer companies that were used in the preparation of valuations used in valuing Dotdash common shares. The risk-free interest rates are based on U.S. Treasuries with a maturity date equal to the expected term of the award on the grant date. Expected term is based upon the mid-point of the first and last exercise windows specified in the award agreements. No dividends have been assumed at the time of grant based on the expectation that Dotdash will not be paying dividends. The following are the weighted average assumptions used in the Black-Scholes option pricing model:

	Years Ended December 31,
	2020	2019
Expected volatility	39.3%	42.0%
Risk-free interest rate	0.4%	2.8%
Expected term	3.6 years	3.6 years
Dividend yield	—%	—%

IAC Denominated Stock Options

There are an immaterial number of IAC stock options granted by IAC, under its equity incentive plans, to employees of Dotdash that were outstanding as of both December 31, 2020 and 2019. There were no IAC stock options granted to employees of Dotdash during the years ended December 31, 2020 and 2019. The fair value of each stock option award was estimated on the grant date using the Black-Scholes option-pricing model. IAC stock options are granted with exercise prices at least equal to the stock price of IAC's common stock on the date of grant and vest ratably in annual installments over a four-year period and expire ten years from the date of grant. The outstanding IAC stock options are vested at December 31, 2020.

NOTE 6—LEASES

Dotdash leases office space and equipment used in connection with its operations under various operating leases, the majority of which contain escalation clauses.

ROU assets represent Dotdash’s right to use the underlying assets for the lease term, and lease liabilities represent the present value of Dotdash’s obligation to make payments arising from these leases. ROU assets and related lease liabilities are initially based on the present value of fixed lease payments over the lease term using IAC's incremental borrowing rates on the lease commencement date or January 1, 2019 for leases that commenced prior to that date. Dotdash combines the lease and non-lease components of lease payments in determining ROU assets and related lease liabilities. If the lease includes one or more options to extend the term of the lease, the renewal option is considered in the lease term if it is reasonably certain Dotdash will exercise the option(s). Lease expense is recognized on a straight-line basis over the term of the lease. As permitted by ASC 842, leases with an initial term of twelve months or less ("short-term leases") are not recorded on the accompanying combined balance sheet.

Variable lease payments consist primarily of common area maintenance, utilities and taxes, which are not included in the recognition of ROU assets and related lease liabilities. Dotdash’s lease agreements do not contain any material residual value guarantees or material restrictive covenants.

		December 31,
Leases	Balance Sheet Classification	2020	2019

		(In millions)
Assets:
Right-of-use assets	Other non-current assets	$30.0	$4.9

Liabilities:
Current lease liabilities	Accrued expenses and other current liabilities	$3.5	$3.5
Long-term lease liabilities	Other long-term liabilities	34.7	5.3
Total lease liabilities		$38.2	$8.8

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

		Years Ended December 31,
Lease Expense	Income Statement Classification	2020	2019

		(In millions)
Fixed lease expense	Selling and marketing expense	$—	$—
Fixed lease expense	General and administrative expense	2.0	6.2
Fixed lease expense	Product development expense	—	—
Total fixed lease expense (a)		$2.0	$6.2
Variable lease expense	General and administrative expense	1.2	1.0
Variable lease expense	Product development expense	0.1	0.1
Total variable lease expense		1.3	1.1
Total lease expense, net		$3.3	$7.3

(a)  Includes approximately $0.2 million and $2.8 million of lease impairment charges as a result of vacating office space and approximately $0.6 million and $0.3 million of short-term lease expense for the years ended December 31, 2020 and 2019, respectively. Amount also includes $0.6 million of sublease income for the year ended December 31, 2020.

Maturities of lease liabilities as of December 31, 2020 (in millions) (b):

Years Ended December 31,	(In millions)
2021	$4.6
2022	5.2
2023	5.3
2024	4.9
2025	4.0
Thereafter	22.0
Total	46.0
Less: interest	7.8
Present value of lease liabilities	$38.2

(b)	As of December 31, 2020, the Company had no legally binding minimum lease payments for leases signed but not yet commenced.

The following are the weighted average assumptions used for lease term and discount rate as of December 31, 2020 and 2019:

	December 31,
	2020	2019
Remaining lease term	9.3 years	3.6 years
Discount rate	4.01%	4.94%

	Years Ended December 31,
	2020	2019

	(In millions)
Other Information:
Right-of-use assets obtained in exchange for lease liabilities	$33.1	$—
Cash paid for amounts included in the measurement of lease liabilities	$4.3	$5.3

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 7—COMMITMENTS AND CONTINGENCIES

Commitments

Dotdash has entered into certain off-balance sheet commitments that require the future purchase of services ("purchase obligations"). Future payments under non-cancelable unconditional purchase obligations as of December 31, 2020 are as follows:

	Amount of Commitment Expiration Per Period
	Less Than 1 Year	1-3 Years	3-5 Years	More Than 5 Years	Total Amounts Committed

	(In millions)
Purchase obligations	$0.4	$—	$—	$—	$0.4

Purchase obligations include remaining payments of $0.4 million related to a data analytics contract and a marketing contract that each expire in 2021.

Contingencies

In the ordinary course of business, Dotdash is a party to various lawsuits. Dotdash establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against Dotdash, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the liquidity, results of operations, or financial condition of Dotdash, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. Dotdash also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the liquidity, results of operations, or financial condition of Dotdash. See "Note 3—Income Taxes" for additional information related to income tax contingencies.

NOTE 8—RELATED PARTY TRANSACTIONS

Relationship with IAC

Dotdash’s combined statement of operations includes allocations of costs, including stock-based compensation expense, related to IAC’s accounting, treasury, legal, tax, corporate support and internal audit functions. These allocations were based on Dotdash's revenue as a percentage of IAC's total revenue. Allocated costs, inclusive of stock-based compensation expense, were $6.6 million and $3.6 million in 2020 and 2019, respectively. These amounts are in addition to amounts charged to Dotdash by IAC in the ordinary course as described below in "Notes Receivable—IAC Group, LLC."

It is not practicable to determine the actual expenses that would have been incurred for these services had Dotdash operated as a standalone entity during the periods presented. Management considers the allocation method to be reasonable.

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

The following table summarizes the components of the net decrease (increase) in parent's investment in Dotdash for the years ended December 31, 2020 and 2019:

	Years Ended December 31,
	2020	2019

	(In millions)
Cash transfers to (from) certain IAC subsidiaries related to cash expenses paid on behalf of Dotdash, net	$21.1	$(3.6)
Taxes	9.2	(1.9)
Allocation of costs from IAC	(1.8)	(1.1)
Net decrease (increase) in Parent's investment in Dotdash	$28.5	$(6.6)

Notes Receivable—IAC Group, LLC

Dotdash has entered into notes receivable with IAC Group, LLC for net cash transfers to IAC under its centrally managed U.S. treasury function. Netted against the cash transfers is IAC's funding of various Dotdash acquisitions and asset purchases. The notes receivable balance at December 31, 2020 and 2019 is $48.1 million and $60.2 million, respectively; the notes receivable bear interest at a rate per annum equal to the Monthly Short-Term Applicable Federal Rate and is due on demand. The interest rate at December 31, 2020 and 2019 was 0.15% and 1.59%, respectively.

Dotdash is allocated expenses from IAC for certain support services, such as financial systems, and Dotdash participates in IAC's health and welfare benefit plans and obtains certain services through contracts that are held in IAC's name; the total related charges in the years ended December 31, 2020 and 2019 were $9.4 million and $7.8 million, respectively. These amounts are netted against the notes receivable—IAC Group, LLC balance.

The portion of interest income reflected in the combined statement of operations attributable to the notes receivable—IAC Group, LLC was $2.5 million and $8.8 million, for the years ended December 31, 2020 and 2019, respectively, and is included in "Other income, net."

Financial Instruments Measured at Fair Value Only for Disclosure Purposes

The following table presents the carrying value and the fair value of financial instruments measured at fair value only for disclosure purposes. The fair value of notes receivable—IAC Group, LLC approximates its carrying value based on its short-term duration.

	December 31, 2020		December 31, 2019
	Carrying Value	Fair Value	Carrying Value	Fair Value

	(In millions)
Notes receivable—IAC Group, LLC	$48.1	$48.1	$60.2	$60.2

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

NOTE 9—BENEFIT PLANS

Dotdash employees in the United States can elect to participate in a retirement savings program, the IAC/InterActiveCorp Retirement Savings Plan ("the Plan"), that qualifies under Section 401(k) of the Internal Revenue Code. Under the Plan, participating employees may contribute up to 50% of their pre-tax earnings, but not more than statutory limits. Prior to July 2019, the Company contributed an amount equal to 50% of the first 6% of compensation that a participant contributes in each payroll period to the Plan. In June 2019, IAC approved a change to the matching contribution to 100% of the first 10% of an employee's eligible compensation, subject to IRS limits on the employer matching contribution maximum, that a participant contributes to the Plan. Matching contributions to the Plan for the years ended December 31, 2020 and 2019 were $3.4 million and $2.1 million, respectively. Matching contributions are invested in the same manner as each participant's voluntary contributions in the investment options provided under the Plan. An investment option in the Plan is IAC common stock, but neither participant nor matching contributions are required to be invested in IAC common stock. The increase in matching contributions in 2020 is due primarily to the aforementioned change in the employer matching contribution.

Dotdash also has or participates in various benefit plans, primarily defined contribution plans, for its international employees. Dotdash contributions to these plans for both of the years ended December 31, 2020 and 2019 were $0.1 million.

NOTE 10—COMBINED FINANCIAL STATEMENT DETAILS

Leasehold Improvements, Furniture and Equipment, net

	December 31,
	2020	2019

	(In millions)
Leasehold improvements	$11.8	$1.0
Furniture	1.3	0.4
Computer and other equipment	1.3	1.0
Total leasehold improvements, furniture and equipment	14.4	2.4
Accumulated depreciation and amortization	(1.9)	(1.5)
Leasehold improvements, furniture and equipment, net	$12.5	$0.9

Dotdash recorded impairment charges of leasehold improvements and furniture related to the impairment of a right-of-use asset as a result of vacating office space of $0.1 million and $1.5 million in the years ended December 31, 2020 and 2019, respectively. These impairment charges are included in "General and administrative expense" in the accompanying Combined Statement of Operations.

Intangible Assets

At December 31, 2020 and 2019, intangible assets, net are as follows:

	December 31,
	2020	2019

	(In millions)
Intangible assets with indefinite lives	$6.0	$12.0
Intangible assets with definite lives, net of accumulated amortization	23.9	4.6
Total intangible assets, net	$29.9	$16.6

At December 31, 2020 and 2019, intangible assets with definite lives are as follows:

	December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life (Years)

	(In millions)
Trade names	$35.9	$(12.5)	$23.4	6.9
Content	10.5	(10.0)	0.5	3.4
Total	$46.4	$(22.5)	$23.9	6.2

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

	December 31, 2019
	Gross Carrying Amount	Accumulated Amortization	Net	Weighted-Average Useful Life (Years)

	(In millions)
Trade names	$4.9	$(3.6)	$1.3	2.6
Content	10.5	(7.3)	3.2	3.4
Technology	0.2	(0.1)	0.1	1.0
Total	$15.6	$(11.0)	$4.6	3.1

At December 31, 2020, amortization of intangible assets with definite lives is estimated to be as follows:

Years Ending December 31,	(In millions)

2021	$3.2
2022	2.4
2023	2.4
2024	2.4
2025	2.4
Thereafter	11.1
Total	$23.9

Accrued Expenses and Other Current Liabilities

	December 31,
	2020	2019

	(In millions)
Accrued employee compensation and benefits	$7.6	$10.6
Accrued revenue share	2.3	2.0
Deferred purchase price related to asset purchases	1.7	0.9
Other	5.9	5.7
Total accrued expenses and other current liabilities	$17.5	$19.2

Other Income, net

	Years Ended December 31,
	2020	2019

	(In millions)
Other income, net	$2.5	$8.7

Other income, net consists principally of interest income earned on the notes receivable—IAC Group, LLC. The decrease in interest income of $6.2 million is due to lower interest rates in 2020.

Supplemental Disclosure of Cash Flow Information

	Years Ended December 31,
	2020	2019

	(In millions)
Cash paid (received) during the year for:
Income tax payments	$2.6	$4.1
Income tax refunds	$(2.3)	$—

DOTDASH

NOTES TO COMBINED FINANCIAL STATEMENTS (Continued)

Geographic Concentrations

Revenue by geography is based on where the customer is located. Geographic information about revenue and long-lived assets is presented below:

	Years Ended December 31,
	2020	2019

	(In millions)
Revenue:
United States	$210.5	$164.5
All other countries	3.3	3.1
Total revenue	$213.8	$167.6

The United States is the only country whose revenue is greater than 10 percent of total revenue of Dotdash for the years ended December 31, 2020 and 2019.

	December 31,
	2020	2019

	(In millions)
Long-lived assets (excluding intangible assets with definite lives and ROU assets):
United States	$12.5	$0.7
All other countries	—	0.2
Total	$12.5	$0.9

NOTE 11—SUBSEQUENT EVENTS

In preparing these combined financial statements, management evaluated subsequent events through November 1, 2021, on which date the combined financial statements were available for issue.

Schedule II

DOTDASH

VALUATION AND QUALIFYING ACCOUNTS

Description	Balance at Beginning of Period	Charges to Earnings		Charges to Other Accounts		Deductions		Balance at End of Period

	(In millions)
2020
Allowance for credit losses	$0.4	$0.6	(a)	$—		$(0.4)	(c)	$0.6
Revenue reserve	$—	$0.2	(b)	$—		$(0.2)	(d)	$—

2019
Allowance for credit losses	$—	$0.1	(a)	$0.3	(e)	$—	(c)	$0.4
Revenue reserve	$0.1	$0.1	(b)	$—		$(0.2)	(d)	$—

(a)	Additions to the allowance for credit losses are charged to expense.

(b)	Additions to the revenue reserves are charged against revenue.

(c)	Write-off of fully reserved accounts receivable.

(d)	Write-off of revenue reserve for credits issued.

(e)	Addition related to the acquisition of Brides.

Dotdash Supplementary Data

Quarterly Statement of Operations Data for the Year Ended December 31, 2019 (Unaudited)

	Quarters Ended				Year Ended
	March 31, 2019	June 30, 2019	September 30, 2019	December 31, 2019	December 31, 2019

	(In millions)
Revenue	$34.0	$37.7	$40.3	$55.6	$167.6
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	6.7	7.5	9.1	10.4	33.7
Selling and marketing expense	7.9	7.9	9.2	10.5	35.5
General and administrative expense	5.1	5.5	5.5	9.8	25.9
Product development expense	8.2	9.3	10.3	10.3	38.1
Depreciation	0.2	0.2	0.3	0.3	1.0
Amortization of intangibles	3.9	1.2	3.1	1.4	9.6
Total operating costs and expenses	32.0	31.6	37.5	42.7	143.8
Operating income	2.0	6.1	2.8	12.9	23.8
Other income, net	2.5	2.4	2.0	1.8	8.7
Earnings before income taxes	4.5	8.5	4.8	14.7	32.5
Income tax provision	(0.4)	(1.7)	(0.9)	(3.5)	(6.5)
Net earnings	$4.1	$6.8	$3.9	$11.2	$26.0

Reconciliation of Operating Income to Adjusted EBITDA
Operating income	$2.0	$6.1	$2.8	$12.9	$23.8
Add back:
Stock-based compensation expense	0.8	0.6	0.6	0.5	2.5
Depreciation	0.2	0.2	0.3	0.3	1.0
Amortization of intangibles	3.9	1.2	3.1	1.4	9.6
Adjusted EBITDA	$6.9	$8.1	$6.8	$15.1	$36.9

Dotdash Supplementary Data

Quarterly Statement of Operations Data for the Year Ended December 31, 2020 (Unaudited)

	Quarters Ended				Year Ended
	March 31, 2020	June 30, 2020	September 30, 2020	December 31, 2020	December 31, 2020

	(In millions)
Revenue	$44.1	$44.6	$50.8	$74.3	$213.8
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	9.4	8.3	9.1	11.4	38.2
Selling and marketing expense	9.7	9.9	10.0	13.0	42.6
General and administrative expense	6.3	6.4	5.4	6.8	24.9
Product development expense	11.9	10.8	11.5	14.1	48.3
Depreciation	0.3	—	0.4	—	0.7
Amortization of intangibles	4.4	3.8	3.7	2.3	14.2
Total operating costs and expenses	42.0	39.2	40.1	47.6	168.9
Operating income	2.1	5.4	10.7	26.7	44.9
Other income, net	1.6	0.5	0.2	0.2	2.5
Earnings before income taxes	3.7	5.9	10.9	26.9	47.4
Income tax benefit (provision)	0.4	(1.0)	(2.5)	(0.3)	(3.4)
Net earnings	$4.1	$4.9	$8.4	$26.6	$44.0

Reconciliation of Operating Income to Adjusted EBITDA
Operating income	$2.1	$5.4	$10.7	$26.7	$44.9
Add back:
Stock-based compensation expense	0.6	2.4	0.7	1.1	4.8
Depreciation	0.3	—	0.4	—	0.7
Amortization of intangibles	4.4	3.8	3.7	2.3	14.2
Adjusted EBITDA	$7.4	$11.6	$15.5	$30.1	$64.6

Dotdash Supplementary Data

Quarterly Statement of Operations Data for the Six Months Ended June 30, 2021 (Unaudited)

	Quarters Ended		Six Months Ended
	March 31, 2021	June 30, 2021	June 30, 2021

	(In millions)
Revenue	$65.5	$73.3	$138.8
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	12.1	14.6	26.7
Selling and marketing expense	13.4	16.1	29.5
General and administrative expense	6.1	6.4	12.5
Product development expense	15.6	17.3	32.9
Depreciation	0.1	0.6	0.7
Amortization of intangibles	1.3	0.7	2.0
Total operating costs and expenses	48.6	55.7	104.3
Operating income	16.9	17.6	34.5
Other income, net	0.1	0.1	0.2
Earnings before income taxes	17.0	17.7	34.7
Income tax provision	(3.8)	(3.8)	(7.6)
Net earnings	$13.2	$13.9	$27.1

Reconciliation of Operating Income to Adjusted EBITDA
Operating income	$16.9	$17.6	$34.5
Add back:
Stock-based compensation expense	1.3	1.3	2.6
Depreciation	0.1	0.6	0.7
Amortization of intangibles	1.3	0.7	2.0
Adjusted EBITDA	$19.6	$20.2	$39.8

Dotdash Supplementary Data

Statement of Operations Data for the Twelve Months Ended June 30, 2020 and 2021 (Unaudited)

	Twelve Months Ended
	June 30, 2020	June 30, 2021

	(In millions)
Revenue	$184.6	$263.9
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	37.2	47.2
Selling and marketing expense	39.3	52.5
General and administrative expense	28.0	24.7
Product development expense	43.3	58.5
Depreciation	0.9	1.1
Amortization of intangibles	12.7	8.0
Total operating costs and expenses	161.4	192.0
Operating income	23.2	71.9
Other income, net	5.9	0.6
Earnings before income taxes	29.1	72.5
Income tax provision	(5.0)	(10.4)
Net earnings	$24.1	$62.1

Reconciliation of Operating Income to Adjusted EBITDA
Operating income	$23.2	$71.9
Add back:
Stock-based compensation expense	4.1	4.4
Depreciation	0.9	1.1
Amortization of intangibles	12.7	8.0
Adjusted EBITDA	$40.9	$85.4